UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

MEDNAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MEDNAX®

HEALTH SOLUTIONS PARTNER

2020 Notice of Annual Meeting of Shareholders and Proxy Statement

1301 Concord Terrace

Sunrise, Florida 33323-2825

(954) 384-0175

July 28, 2020

Dear MEDNAX Shareholder:

You are cordially invited to attend the 2020 Annual Shareholders’ Meeting of MEDNAX, Inc. (“MEDNAX”, the “Company”, “we” or “our”) on Wednesday, September 9, 2020, beginning at 10:30 a.m. (ET). Due to concerns regarding the novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and shareholders, the annual meeting will be a virtual meeting conducted solely online via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/MD2020. Whether or not you plan to virtually attend the annual meeting, we urge you to read this Proxy Statement and consider such information carefully before voting.

At the annual meeting, we will ask you to (i) vote on the election of the following individuals to MEDNAX’s Board of Directors: Karey D. Barker, Waldemar A. Carlo, M.D., Paul G. Gabos, Manuel Kadre, Thomas A. McEachin, Roger J. Medel, M.D., Mark S. Ordan, Michael A. Rucker, Guy P. Sansone, John M. Starcher, Jr. and Shirley A. Weis; (ii) approve an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to change the Company’s name to “Pediatrix Medical Group, Inc.”; (iii) approve an amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., a subsidiary of the Company, to “PMG Services, Inc.”; (iv) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year; (v) conduct an advisory vote regarding the compensation of our named executive officers for the 2019 fiscal year; and (vi) to consider and act upon any other business properly brought before the meeting. Please vote on all the matters described in our Proxy Statement. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the eleven nominees for Director stated above, “FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, “FOR” the approval of the amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year, and “FOR” the approval of the compensation of our named executive officers for the 2019 fiscal year.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) on or about July 30, 2020, to MEDNAX’s shareholders of record at the close of business on July 2, 2020. The E-Proxy Notice contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the E-Proxy Notice contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Whether or not you plan to virtually attend, it is important that your shares be represented and voted at the annual meeting. You may vote your shares over the Internet as described in the E-Proxy Notice. As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Voting by telephone, over the Internet, or by mailing a proxy card will not limit your right to attend the annual meeting and vote your shares virtually. We appreciate your continued support of our company.

Sincerely,

Mark S. Ordan

Chief Executive Officer

MEDNAX, INC.

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 9, 2020

To the Shareholders of MEDNAX, Inc.:

NOTICE IS HEREBY GIVEN that the 2020 Annual Shareholders’ Meeting of MEDNAX, Inc., a Florida corporation (“MEDNAX” or the “Company”), will be held at 10:30 a.m., ET, on Wednesday, September 9, 2020, virtually at www.virtualshareholdermeeting.com/MD2020, for the following purposes, as more fully described in our Proxy Statement:

•

to elect, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified, the following individuals to MEDNAX’s Board of Directors: Karey D. Barker, Waldemar A. Carlo, M.D., Paul G. Gabos, Manuel Kadre, Thomas A. McEachin, Roger J. Medel, M.D., Mark S. Ordan, Michael A. Rucker, Guy P. Sansone, John M. Starcher, Jr. and Shirley A. Weis;

•	to approve the Articles of Amendment to our Amended and Restated Articles of Incorporation, as amended, to change the Company’s name to “Pediatrix Medical Group, Inc.”;

•

to approve the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., a subsidiary of the Company, to change its name to “PMG Services, Inc.”

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year;

•	to conduct an advisory vote regarding the compensation of our named executive officers for the 2019 fiscal year; and

•	to consider and act upon such other business as may properly come before the annual meeting.

Due to concerns regarding the novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and shareholders, the annual meeting will be a virtual meeting conducted solely online via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/MD2020.

The Board of Directors of MEDNAX has fixed the close of business on July 2, 2020, as the record date for determining those shareholders entitled to notice of, to virtually attend and to vote at the meeting and any postponement or adjournment thereof.

Whether or not you plan to virtually attend, please vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”). As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Shareholders who vote over the Internet, following the instructions provided in the E-Proxy Notice, who return proxy cards by mail, or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares virtually.

By Order of the Board of Directors,

Dominic J. Andreano

Executive Vice President,

General Counsel and Secretary

Sunrise, Florida

July 28, 2020

(i)

Page

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)	21

SECTION I: A MESSAGE TO OUR SHAREHOLDERS	21

SECTION II: EXECUTIVE SUMMARY	22
2019 Business Highlights	22
Response to Say-on-Pay Vote and Shareholder Outreach	25
CEO Pay At-A-Glance	26
SECTION III: OVERVIEW OF THE EXECUTIVE COMPENSATION PROGRAM	27
The Guiding Principles of Our Pay Philosophy	27
Elements of Pay	28
Pay Mix	28
How Pay Decisions Are Made	28
SECTION IV: THE EXECUTIVE COMPENSATION PROGRAM IN DETAIL	31
Base Salary	31
2019 Base Salary Decisions	31
Annual Bonuses	32
2019 Annual Bonus Decisions	33
Equity-Based Awards	33
2019 Equity-Based Awards	33
Other Practices, Policies & Guidelines	36
Equity Grant Practices	36
Clawback Policy	37
Stock Ownership and Retention Policy	37
Anti-Hedging and Anti-Pledging Policy	38
Retirement and Deferred Compensation Plans	38
Benefits and Perquisites	39
Termination of Employment and Change in Control Agreements	39
Summary Compensation Table	40
Grants of Plan-Based Awards in 2019	41
Outstanding Equity Awards at 2019 Fiscal Year-End	42
Stock Vested in Fiscal Year 2019	43
Potential Payments Upon Termination or Change in Control	43

CHIEF EXECUTIVE OFFICER PAY RATIO	50

DIRECTOR COMPENSATION	52

SHARE OWNERSHIP INFORMATION	53

Section 16(a) Beneficial Ownership Reporting Compliance	53
Security Ownership of Certain Beneficial Owners and Management	53

INDEPENDENT AUDITORS	56

Independent Auditors	56
Fees Paid to Independent Auditors	56
Audit Fees	56
Audit-Related Fees	56
Tax Fees	56
All Other Fees	56
Pre-Approval Policies and Procedures	56

PROPOSAL 2: APPROVAL OF THE ARTICLES OF AMENDMENT TO MEDNAX, INC.’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CHANGE THE COMPANY’S NAME TO “PEDIATRIX MEDICAL GROUP, INC.”	57

(ii)

Page

PROPOSAL 3: APPROVAL OF THE ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF MEDNAX SERVICES, INC., A SUBSIDIARY OF THE COMPANY, TO CHANGE ITS NAME TO “PMG SERVICES, INC.”	58

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	59

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION	60

OTHER BUSINESS	61

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	61

INFORMATION CONCERNING SHAREHOLDER PROPOSALS	61

APPENDIX A: ARTICLES OF AMENDMENT TO MEDNAX, INC.’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CHANGE THE COMPANY’S NAME TO “PEDIATRIX MEDICAL GROUP, INC.”	A-1

APPENDIX B: ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF MEDNAX SERVICES, INC., A SUBSIDIARY OF THE COMPANY, TO CHANGE ITS NAME TO “PMG SERVICES, INC.”	B-1

(iii)

MEDNAX, INC.

1301 Concord Terrace

Sunrise, Florida 33323-2825

PROXY STATEMENT

We are furnishing this Proxy Statement and related materials to MEDNAX’s shareholders as part of the solicitation of proxies by MEDNAX’s Board of Directors for use at MEDNAX’s 2020 Annual Shareholders’ Meeting and at any postponement or adjournment of the meeting. As used in this Proxy Statement, unless the context otherwise requires, the terms “MEDNAX,” “we,” “us,” “our” and the “Company” refer to the parent company, MEDNAX, Inc., a Florida corporation, and the consolidated subsidiaries through which its businesses are actually conducted, together with MEDNAX’s affiliated business corporations or professional associations, professional corporations, limited liability companies and partnerships. All share and per share data set forth herein give effect to the two-for-one splits of our common stock that became effective on April 13, 2006 and December 19, 2013.

On December 31, 2008, Pediatrix Medical Group, Inc., a Florida corporation (“Pediatrix”), and MEDNAX completed a holding company formation transaction that established MEDNAX as the parent company of Pediatrix, now known as MEDNAX Services, Inc. Throughout this Proxy Statement, when we refer to MEDNAX or to the Company in reference to activities that occurred prior to the reorganization on December 31, 2008, we are referring to Pediatrix, and when we refer to the Company in reference to activities occurring after the reorganization, we are referring to MEDNAX, except to the extent the context otherwise indicates.

Under the rules and regulations of the SEC, we are furnishing our proxy materials to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by mail instead of mailing a printed copy of our proxy materials, which include our Proxy Statement and Annual Report, to all MEDNAX shareholders. The E-Proxy Notice will instruct you on how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you how you may submit your proxy via the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the E-Proxy Notice.

We are mailing the E-Proxy Notice on or about July 30, 2020 to MEDNAX’s shareholders of record at the close of business on July 2, 2020.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What Is the Date, Time and Place of the Annual Meeting?

MEDNAX’s 2020 Annual Shareholders’ Meeting will be held on Wednesday, September 9, 2020, beginning at 10:30 a.m. (ET). Due to concerns regarding the novel coronavirus (“COVID-19”) pandemic and to protect the health and safety of our employees and shareholders, the annual meeting will be a virtual meeting conducted solely online via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/MD2020. The online meeting will begin promptly at 10:30 a.m. (ET). We encourage you to access the annual meeting 15 minutes prior to the start time leaving ample time for the check in and to ensure that you can hear audio prior to the annual meeting. If you encounter any difficulties accessing the annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting page for assistance. Technical support will be available 15 minutes prior to the start of the annual meeting.

What Is the Purpose of the Annual Meeting?

At the annual meeting, MEDNAX’s shareholders will be asked to:

•	elect 11 Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	approve the Articles of Amendment to our Amended and Restated Articles of Incorporation, as amended, to change the Company’s name to “Pediatrix Medical Group, Inc.”;

•	approve the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., a subsidiary of the Company, to change its name to “PMG Services, Inc.”;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year;

•	conduct an advisory vote regarding the compensation of our named executive officers for the 2019 fiscal year; and

•	consider and act upon such other business as may properly come before the meeting.

Who Is Entitled to Vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on July 2, 2020, the record date for the meeting, are entitled to notice of, to virtually attend and to vote at the annual meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 85,534,188 shares of our common stock were issued and outstanding and were held by approximately 252 holders of record.

What Are the Voting Rights of MEDNAX’s Shareholders?

MEDNAX’s shareholders have one vote per share of MEDNAX common stock owned on the record date for each matter properly presented at the annual meeting. For example, if you owned 100 shares of our common stock at the close of business on July 2, 2020, you can cast 100 votes for each matter properly presented at the annual meeting.

What Constitutes a Quorum?

A quorum will be present at the meeting if holders of a majority of the issued and outstanding shares of our common stock on the record date are represented at the meeting virtually or by proxy. If a quorum is not present at the meeting, MEDNAX expects to postpone or adjourn the meeting to solicit additional proxies. Abstentions, including broker non-votes (as described below), will be counted as shares present and entitled to vote for the purposes of determining the presence or absence of a quorum.

What Are “Broker Non-Votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the appointment of independent auditors. The election of Directors and the advisory vote on executive compensation are considered “non-routine” matters under the New York Stock Exchange rules. The approvals of the Articles of Amendment of the charters for MEDNAX and MEDNAX Services, Inc. and the ratification of our auditors are considered “routine” matters under the New York Stock Exchange rules. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable New York Stock Exchange rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the shareholder and, accordingly, any such shares will be “broker non-votes.”

How Are Abstentions and Broker Non-Votes Treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either in favor of or against the election of the nominees for Director, the advisory vote on executive compensation, the approval of the name change of the Company to Pediatrix Medical Group, Inc., the approval of the name change of the Company’s subsidiary, MEDNAX Services, Inc., to “PMG Services, Inc.”, or the ratification of the appointment of our independent auditors.

Will My Shares Be Voted if I Do Not Provide My Proxy?

If your shares are held in the name of a brokerage firm, they will not be voted by the brokerage firm except as described above if you do not give the brokerage firm specific voting instructions. If you are a registered shareholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy prior to the meeting.

How Do I Vote?

You can vote in any of the following ways:

To vote via the Internet prior to the annual meeting if you are a registered shareholder:

•	Follow the instructions on your proxy card and E-Proxy Notice; and

•	Vote your shares as instructed on your proxy card and E-Proxy Notice.

To vote by telephone if you are a registered shareholder who received a paper proxy card:

•	Dial 1-800-690-6903 from any touch-tone telephone at any time up until 11:59 p.m. ET on September 8, 2020; and

•	Have your proxy card in hand and follow the instructions given to you on the line.

To vote by mail if you are a registered shareholder who received a paper proxy card:

•	Mark, sign and date your proxy card; and

•	Return it in the envelope provided.

To vote prior to the annual meeting if you hold your shares in “street name,” follow the instructions of your bank or broker.

To vote virtually at the annual meeting if you are a registered shareholder or if you hold your shares in “street name”:

•	Access www.virtualshareholdermeeting.com/MD2020;

•	If you are a registered shareholder, have your 16-digit control number located on your E-Proxy Notice or your proxy card (if you received a printed copy of the proxy materials); and

•

If you hold your shares in “street name,” have your 16-digit control number provided to you by your bank or broker. If you hold your shares in “street name” and do not have your 16-digit control number, please contact your bank or broker prior to the annual meeting.

We recommend that you log-in at least 15 minutes before the annual meeting starts to ensure that you are logged in and able to hear audio when the virtual meeting begins.

What Vote Is Required for the Proposals?

Assuming that a quorum is present at the annual meeting, the 11 Director nominees receiving the highest number of affirmative votes from holders of our common stock will be elected as Directors of MEDNAX.

MEDNAX has a majority voting policy as part of its corporate governance principles. The majority voting policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of Directors to be elected. Under the majority voting policy, any nominee for Director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as Director. Any such resignation will be reviewed by the Nominating and Corporate Governance Committee and, within 90 days after the election, the independent members of the Board of Directors will determine whether to accept, reject or take other appropriate action with respect to, the resignation, in furtherance of the best interests of MEDNAX and its shareholders.

Assuming that a quorum is present, approval of the name change of the Company, approval of the name change of the Company’s subsidiary, MEDNAX Services, Inc., ratification of the appointment of our independent registered public accounting firm and approval of the compensation of our named executive officers each requires a majority of the votes cast on the proposal at the annual meeting.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board of Directors recommends that you vote:

•	“FOR” the election of each of the 11 nominees for Director named in this Proxy Statement;

•	“FOR” the approval of the Articles of Amendment to our Amended and Restated Articles of Incorporation, as amended, to change the Company’s name to “Pediatrix Medical Group, Inc.”

•

“FOR” the approval of the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., a subsidiary of the Company, to change its name to “PMG Services, Inc.”

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year; and

•	“FOR” the approval of the compensation of our named executive officers for the 2019 fiscal year.

How Will My Proxy Holders Vote?

The enclosed proxy designates Mark S. Ordan, our Chief Executive Officer, Dominic J. Andreano, our Executive Vice President, General Counsel and Secretary, and Stephen D. Farber, our Executive Vice President and Chief Financial Officer, each with full power of substitution, to hold your proxy and vote your shares. Messrs. Ordan, Andreano and Farber will vote all shares of our common stock represented by proxies properly submitted via telephone or the Internet or properly executed proxies received in time for the annual meeting in the manner specified by the holders of those shares. Messrs. Ordan, Andreano and Farber intend to vote all shares of our common stock represented by proxies properly submitted via telephone, or the Internet, or that are properly executed by the record holder but otherwise do not contain voting instructions, as follows:

•	“FOR” the election of each of the 11 nominees for Director named in this Proxy Statement;

•	“FOR” the approval of the Articles of Amendment to our Amended and Restated Articles of Incorporation, as amended, to change the Company’s name to “Pediatrix Medical Group, Inc.”

•

“FOR” the approval of the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., a subsidiary of the Company, to change its name to “PMG Services, Inc.”

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year;

•	“FOR” the approval of the compensation of our named executive officers for the 2019 fiscal year; and

•	in accordance with the recommendation of MEDNAX’s Board of Directors, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting.

Can I Change My Vote After I Have Voted?

Voting by telephone, over the Internet or by mailing a proxy card does not preclude a shareholder from voting virtually at the meeting. A shareholder may revoke a proxy, whether submitted via telephone, the Internet or mailed, at any time prior to its exercise by filing with MEDNAX’s Secretary a duly executed revocation of proxy, by properly submitting, either by telephone, mail or Internet, a proxy to MEDNAX’s Secretary bearing a later date or by appearing at the meeting and voting online. Virtual attendance at the meeting will not itself constitute revocation of a proxy.

Who Pays for the Preparation of the Proxy Statement?

MEDNAX will bear the cost of the solicitation of proxies from its shareholders, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the E-Proxy Notice. In addition to solicitations by mail, MEDNAX’s Directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or virtually but will receive no additional compensation for soliciting such proxies. MEDNAX will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. MEDNAX will reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

How Can I Submit a Question or Make a Comment During the Annual Meeting?

If you want to submit a question or make a comment during the annual meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MD2020, type your question into the “Ask a Question” field, and click “Submit”. Questions and comments submitted via the virtual meeting platform that are pertinent to annual meeting matters will be addressed during the meeting. Consistent with our approach when annual meetings are held in person, questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by shareholders generally, or use blatantly offensive language may be ruled out of order.

Why is the Annual Meeting Being Held Virtually?

We have been closely monitoring developments with the coronavirus (COVID-19) pandemic and the related recommendations and protocols issued by public health authorities and federal, state, and local governments, including travel restrictions between various states and Florida. In light of these ongoing concerns and in order to protect the health and safety of our employees and shareholders, we will be conducting the annual meeting solely online. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the Company. We believe that hosting a virtual meeting will enable more of our shareholders to attend and participate in the meeting since our shareholders can participate from any location around the world with Internet access.

PROPOSAL 1: ELECTION OF MEDNAX’S DIRECTORS

MEDNAX’s Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), and Amended and Restated Bylaws provide that the number of Directors constituting MEDNAX’s Board of Directors will be determined from time to time by resolution adopted by MEDNAX’s Board of Directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the nominees for Director to be elected at the annual meeting in 2020 by the holders of our common stock are as follows:

•	Roger J. Medel, M.D., who has served as a Director since 1979;

•	Karey D. Barker, who has served as a Director since May 2015;

•	Waldemar A. Carlo, M.D., who has served as a Director since June 1999;

•	Paul G. Gabos, who has served as a Director since November 2002;

•	Manuel Kadre, who has served as Lead Independent Director since March 2014 and as a Director since May 2007;

•	Thomas A. McEachin, who has served as a Director since July 12, 2020;

•	Mark S. Ordan, who has served as a Director since July 12, 2020;

•	Michael A. Rucker, who has served as a Director since May 2019;

•	Guy P. Sansone, who has served as a Director since July 12, 2020;

•	John M. Starcher, Jr., who has served as a Director since July 12, 2020; and

•	Shirley A. Weis, who has served as a Director since July 12, 2020.

Each of Ms. Weis and Messrs. McEachin, Ordan, Sansone and Starcher (collectively, the “2020 Appointees”) were appointed as Directors on July 12, 2020 pursuant to an agreement, dated as of July 12, 2020 (the “Settlement Agreement”), between the Company and Starboard Value LP and certain of its affiliates (“Starboard”), as further described below under “Governance and Related Matters: Settlement Agreement with Starboard”.

Please see below under “Directors and Executive Officers” for the biographies of these nominees for Director.

Each Director elected will serve for a term expiring at MEDNAX’s 2021 Annual Meeting of Shareholders, which is expected to be held in May 2021, or until his or her successor has been duly elected and qualified.

MEDNAX’s Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by MEDNAX’s Board of Directors, unless the proxies provide otherwise.

Vote Required

If a quorum is present at the annual meeting, the 11 nominees receiving the highest number of votes “FOR” election will be elected to the Board of Directors of MEDNAX, subject to the majority voting policy described above. Proxies will be voted “FOR” all such nominees absent contrary instructions.

MEDNAX’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE 11 NOMINEES FOR DIRECTOR.

GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved for our shareholders. Our Board of Directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our Board of Directors’ mission is to further the long-term interests of our shareholders. Members of the Board of Directors are kept informed of MEDNAX’s business through discussions with MEDNAX’s management, primarily at meetings of the Board of Directors and its committees, and through reports and analyses presented to them. Significant communications between our Directors and senior management occur apart from such meetings.

Settlement Agreement with Starboard

On July 12, 2020, we entered into the Settlement Agreement with Starboard, which owned, in the aggregate, 8,450,000 shares, or approximately 9.9%, of our common stock issued and outstanding as of such date. Pursuant to the Settlement Agreement, we (i) accepted the resignations of each of Cesar L. Alvarez, Michael B. Fernandez, Pascal J. Goldschmidt, M.D., Carlos Migoya and Enrique J. Sosa, Ph.D. (collectively, the “Departing Directors”) as members of the Board of the Directors and from any Board committee memberships, (ii) concurrently with the resignations by the Departing Directors, appointed the 2020 Appointees as Directors of the Company with terms expiring at the 2020 annual meeting of shareholders (the “2020 Annual Meeting”); (iii) subject to their consent to serve, agreed to nominate the 2020 Appointees (including any replacement directors pursuant to the Settlement Agreement) and Ms. Barker, Drs. Carlo and Medel and Messrs. Gabos, Kadre and Rucker (collectively, the “Continuing Directors”) for election to the Board of Directors at the 2020 Annual Meeting for terms expiring at our 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”); (iv) agreed to recommend, support and solicit proxies for the election of the 2020 Appointees at the 2020 Annual Meeting in the same manner as we recommend, support, and solicit proxies for the election of the Continuing Directors; (v) agreed to determine that each of the 2020 Appointees is deemed to be (a) a member of the “Incumbent Board” or an “Applicable Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under certain of our compensation plans, equity plans, and similar internal documents and (b) a member of the Board of Directors as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under our compensation plans, equity plans, and similar internal documents; (vi) accepted the resignation of Mr. Alvarez as Chair of the Board of Directors and appointed Mr. Sansone as Chair of the Board of Directors for the duration of the Standstill Period (as defined below); (vii) accepted the irrevocable resignation of Dr. Medel as a non-employee director and from all applicable committees of the Board of Directors effective upon the conclusion of the 2021 Annual Meeting (the “Retirement Date”); (viii) agreed that, during the Standstill Period, the Board of Directors will not increase the size of the Board to more than 11 directors without Starboard’s consent; (ix) agreed to allow Gavin T. Molinelli, a representative of Starboard, as a Board of Directors observer during the Standstill Period; (x) formed a Strategy Committee of the Board of Directors (the “Strategy Committee”) to review, evaluate and oversee our corporate strategy and identify opportunities to create value for our shareholders; (xi) appointed the members of the Strategy Committee, the Audit Committee of the Board of Directors (the “Audit Committee”), the Compensation Committee of the Board of Directors (the “Compensation Committee”), the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) and the Medical Science and Technology Committee of the Board of Directors (the “Medical Science and Technology Committee”), as described below under “Board and Committee Changes Upon Entry into Settlement Agreement”; and (xii) disbanded the Executive Committee of the Board of Directors. The Settlement Agreement provides that, during the Standstill Period, subject to certain exceptions, (i) the Strategy Committee will be composed of Messrs. Kadre, McEachin, Sansone and Starcher, with Mr. Sansone as Chair; (ii) the Audit Committee will be composed of Ms. Barker and Messrs. Gabos, McEachin and Rucker, with Mr. Gabos as Chair; (iii) the Compensation Committee will be composed of Dr. Carlo, Messrs. Kadre and Starcher and Ms. Weis, with Ms. Weis serving as Chair; (iv) the Nominating and Corporate Governance Committee will be composed of Ms. Barker, Messrs. Kadre, McEachin and Starcher and Ms. Weis,

with Mr. Kadre as Chair, (v) the Medical Science and Technology Committee will be composed of Drs. Carlo and Medel and Messrs. Rucker and Starcher, with Dr. Carlo as Chair; and (vi) the Board disbanded the Executive Committee.

With respect to the 2020 Annual Meeting, Starboard has agreed to, among other things, (i) withdraw its letter to the Company on November 27, 2019 nominating a slate of director candidates to be elected to the Board of Directors at the 2020 Annual Meeting (the “Nomination Notice”) and (ii) vote, subject to certain conditions, all shares of our common stock beneficially owned by Starboard in favor of our Director nominees and in accordance with the Board of Directors’ recommendations on all other proposals, subject to certain limited exceptions.

Starboard also agreed to certain customary standstill provisions, effective as of the date of the Settlement Agreement through the earlier of (x) fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2021 Annual Meeting pursuant to the Company’s Amended and Restated Articles of Incorporation, as amended, or (y) 100 days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”), prohibiting Starboard from, among other things: (i) soliciting proxies or consents with respect to securities of the Company; (ii) entering into a voting agreement or forming, joining or participating in a “group” with other shareholders of the Company, other than certain affiliates of Starboard; (iii) seeking or submitting or encouraging any person to submit nominees in furtherance of a contested solicitation for the appointment, election or removal of directors; (iv) submitting any proposal for consideration by shareholders of the Company at any annual or special meeting of shareholders or through any written consent, soliciting a third party to make an acquisition proposal, commenting on any third-party acquisition proposal or calling or seeking a special meeting of shareholders or act by written consent; (v) seeking, alone or in concert with others, representation on the Board of Directors other than as described above; or (vi) advising, encouraging, supporting, or influencing any person with respect to the voting or disposition of our common stock.

During the Standstill Period, and for so long as Starboard beneficially owns at least 3.0% of our then-outstanding common stock or 2,566,025 shares of common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), whichever is lesser, if any 2020 Appointee (or any replacement director) ceases to be a director for any reason, Starboard may recommend a replacement independent director who meets the criteria specified in the Settlement Agreement.

We and Starboard also made certain customary representations, agreed to mutual non-disparagement provisions and agreed to jointly issue a press release announcing certain terms of the Settlement Agreement. We also agreed to reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal fees) incurred in connection with Starboard’s involvement with us though the date of the Settlement Agreement, not to exceed $1.2 million in the aggregate.

Questions and Answers About Our Corporate Governance Practices

What Committees Have Our Board of Directors Established?

The standing committees of MEDNAX’s Board of Directors are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Medical Science and Technology Committee and the Strategy Committee. Copies of the charters for these committees, as well as our corporate governance principles, are available on our website at www.mednax.com, other than the charter for the Strategy Committee, which, as of the date of this Proxy Statement, has not been approved by the Strategy Committee. Our website and the information contained therein, other than material expressly referred to in this Proxy Statement, or connected thereto, are not incorporated into this Proxy Statement. A copy of our committee charters and corporate governance principles are also available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323.

How Many Times Did Our Board of Directors Meet During 2019?

During 2019, MEDNAX’s Board of Directors held eight meetings. Committees of the Board of Directors held a combined total of 18 meetings and also took various actions by unanimous written consent. Each Director attended at least 75% of the total number of meetings of MEDNAX’s Board of Directors and its committees held during 2019 during the period he or she was a member thereof. Although MEDNAX has no formal policy with respect to its Directors’ attendance at MEDNAX’s Annual Shareholders’ Meetings, in 2019 all of our Directors attended the Annual Shareholders’ Meeting in person.

Are a Majority of Our Directors Independent?

Our Board of Directors has reviewed information about each of our non-employee Directors and made the determination that all of the non-employee Directors on our Board of Directors are independent. In arriving at this conclusion, our Board of Directors made the affirmative determination that each of the Continuing Directors, other than Dr. Medel, and each of the 2020 Appointees, other than Mr. Ordan, meets, and each of the Departing Directors met, the Board of Directors’ previously adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules. In making this determination, the Board of Directors considered transactions and relationships between each Director or any member of his or her immediate family and MEDNAX and its subsidiaries and affiliates. These transactions consisted of those transactions reported below under “Certain Relationships and Related Person Transactions — Transactions with Related Persons.” Our Board of Directors determined that each of these transactions and relationships was within the New York Stock Exchange standards and our categorical standards and that none of the transactions or relationships affected the independence of the Director involved. Our adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our website at www.mednax.com.

Who Are the “Chair of the Board” and “Lead Independent Director”?

To assist the Board of Directors in fulfilling its obligations, following each annual meeting of shareholders, MEDNAX’s Board of Directors designates a non-management Director as “Chair of the Board.” In addition, the Board of Directors, by a majority vote of the non-management Directors, may also designate a non-management Director as “Lead Independent Director.”

MEDNAX separates the roles of Chief Executive Officer and Chair of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for determining the long-term strategic direction for the Company. The principal responsibility of the Chair of the Board is to serve as chief administrative liaison between independent Directors and MEDNAX management and to monitor implementation of Board of Directors’ directives and actions. The principal responsibility of the Lead Independent Director, if designated, is to work collaboratively with the Chair of the Board and the Chief Executive Officer with respect to Board of Directors governance and process. The Lead Independent Director has additional responsibilities and authorities set out in our corporate governance principles. We believe this balance of shared leadership between the two positions is a strength for the Company.

At least once a year, the Chair of the Board or Lead Independent Director also presides over meetings of our independent Directors. Following our 2019 annual meeting of shareholders, our Board of Directors appointed Mr. Alvarez to serve as Chair of the Board and Mr. Kadre to serve as Lead Independent Director. On July 12, 2020, in connection with our entry into the Settlement Agreement, Mr. Alvarez resigned as Chair of the Board and Mr. Sansone was appointed as his successor.

The Board believes that its current leadership structure provides the most effective leadership model for our Company, as it promotes balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team, which manage the business on a day-to-day basis.

What Role Does the Board of Directors Serve in Risk Oversight for the Company?

The Board of Directors evaluates its leadership structure and role in risk oversight on an ongoing basis. The Board of Directors provides oversight of the Company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, regulatory, legal and strategic risks and mitigation strategies for such risks. In addition, as reflected in the Audit Committee Charter, the Board of Directors has delegated to the Audit Committee responsibility to oversee, discuss and evaluate the Company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the Audit Committee provides reports to and receives direction from the full Board of Directors regarding the Company’s risk management policies and guidelines, as well as the Audit Committee’s risk oversight activities. The Board of Directors believes that this division of responsibilities is the most effective approach for addressing the risks facing the Company and that the Board’s leadership structure supports this approach.

How Can Shareholders Communicate with the Board of Directors?

Anyone who has a concern about MEDNAX’s conduct, including accounting, internal controls or audit matters, may communicate directly with our Chair of the Board of Directors, Lead Independent Director, our non-management Directors, the Chair of the Audit Committee or the Audit Committee. In addition, at the request of the Board of Directors, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution. Such excluded items include, among others, “spam;” advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys. Any excluded communication will be made available to any director upon his or her request. Such communications may be confidential or anonymous, and may be submitted in writing to the Chief Compliance Officer, MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323, or reported by phone at 877-835-5764. Any such concerns will be forwarded to the appropriate Directors for their review, and will be simultaneously reviewed and addressed by the Company’s General Counsel or Chief Compliance Officer in the same way that other concerns are addressed by us. MEDNAX’s Code of Conduct, which is discussed below, prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Has MEDNAX Adopted a Code of Conduct?

MEDNAX has adopted a Code of Conduct that applies to all Directors, officers, employees and independent contractors of MEDNAX and its affiliated professionals. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code of Conduct that applies to any of MEDNAX’s executive officers or Directors by posting such information on its website at www.mednax.com.

MEDNAX has also adopted a Code of Professional Conduct — Finance that applies to all employees with access to, and responsibility for, matters of finance and financial management, including MEDNAX’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code of Professional Conduct — Finance that applies to any of MEDNAX’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions by posting such information on its website at www.mednax.com.

Copies of our Code of Conduct and the Code of Professional Conduct — Finance are available on our website at www.mednax.com and upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323.

Has MEDNAX Adopted a Clawback Policy?

MEDNAX has adopted a Clawback Policy that permits the Company to seek to recover certain amounts of incentive compensation, including both cash and equity, paid to any executive officer (as defined in the

Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on or after January 1, 2014, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of its financial statements due to misconduct, and if the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Does MEDNAX Require its Executive Officers and Board of Directors to Retain a Certain Amount of MEDNAX Common Stock?

MEDNAX has adopted a Stock Ownership and Retention Policy which requires that each named executive officer and each non-management Director retain MEDNAX common stock worth a certain multiple of annual base salary, or cash retainer, respectively. Details of the policy and the required ownership levels are described in further detail in the “Executive Compensation: Compensation Discussion and Analysis” section of this Proxy Statement.

Has MEDNAX Adopted an Anti-Hedging and Anti-Pledging Policy?

MEDNAX has adopted a policy prohibiting its Directors, management, financial and other insiders from engaging in transactions in MEDNAX securities or derivatives of MEDNAX securities that might be considered hedging, or from holding MEDNAX securities in margin accounts or pledging MEDNAX securities as collateral for a loan, unless such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Does MEDNAX Have a Director Retirement Age Policy?

MEDNAX has adopted a Director Retirement Age Policy which provides that a Director must retire and may not stand for re-election during the calendar year in which he or she attains age 80. Additionally, no Director may be nominated to a new term if he or she would attain age 80 by the end of the calendar year in which the election is held.

DIRECTORS AND EXECUTIVE OFFICERS

MEDNAX’s Directors and Executive Officers

MEDNAX’s current Directors and Executive Officers are as follows:

Name	Age	Position with MEDNAX
Mark S. Ordan	61	Chief Executive Officer and Director
Guy P. Sansone(1)	55	Chair of the Board of Directors
Manuel Kadre(1)(3)(4)	54	Lead Independent Director
Karey D. Barker(2)(4)	52	Director
Waldemar A. Carlo, M.D.(3)(5)	68	Director
Paul G. Gabos(2)	55	Director
Thomas A. McEachin(1)(2)(4)	67	Director
Roger J. Medel, M.D.(5)	74	Director
Michael A. Rucker(2)(5)	50	Director
John M. Starcher, Jr.(1)(3)(4)(5)	49	Director
Shirley A. Weis(3)(4)	67	Director
Stephen D. Farber	51	Executive Vice President and Chief Financial Officer
Dominic J. Andreano	51	Executive Vice President, General Counsel and Secretary
Nikos Nikolopoulos	53	Executive Vice President, Chief Strategy and Growth Officer
John C. Pepia	57	Senior Vice President and Chief Accounting Officer

(1)	Member of the Strategy Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Member of the Medical Science and Technology Committee.

Mark S. Ordan has been a Director and the Chief Executive Officer of the Company since July 12, 2020. Mr. Ordan most recently served as the Chief Executive Officer and Chairman of the board of directors of Quality Care Properties, Inc. (NYSE:QCP)(“QCP”), a self-managed and self-administered real estate investment trust (“REIT”) and one of the nation’s largest actively-managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties, from October 2016 to July 2018. Prior to joining QCP, he served as a consultant to HCP, Inc. (NYSE:HCP), a REIT which invests primarily in real estate serving the United States healthcare industry, from March 2016 until QCP’s spin-off from HCP, Inc. in October 2016. Mr. Ordan previously held several positions at Washington Prime Group Inc. (NYSE:WPG), a retail REIT, including as a director from May 2014 to May 2017, Non-Executive Chairman of the board of directors from January 2016 to June 2016, Executive Chairman from January 2015 to January 2016, and Chief Executive Officer from May 2014 until January 2015. From January 2013 to November 2013, Mr. Ordan served as a director and as the Chief Executive Officer of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. (formerly NYSE:SZR)(“Sunrise”), which had been an operator of approximately 300 senior living communities in the United States, Canada and the United Kingdom, prior to its sale in January 2013. Mr. Ordan served as Sunrise’s Chief Executive Officer from November 2008 to January 2013, as its Chief Investment and Administrative Officer from March 2008 to November 2008 and as a director from July 2008 to January 2013. While at Sunrise, Mr. Ordan led its restructuring and oversaw its eventual sale to Health Care REIT, Inc. Prior to Sunrise, he served as the Chief Executive Officer and President of The Mills Corporation (“Mills”) (formerly NYSE:MLS), an owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until March 2007. While at Mills, Mr. Ordan oversaw its operations and its eventual sale to Simon Property Group, Inc. and Farallon Capital Management, L.L.C. in April 2007. Prior to Mills, he served as the President and Chief Executive Officer of Balducci’s LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief

Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan was also previously employed in the equities division of the investment banking firm of Goldman Sachs & Co. Since February 2019, Mr. Ordan has served on the Board of Trustees of Federal Realty Investment Trust (NYSE:FRT), a REIT specializing in the ownership, management, development, and redevelopment of high quality retail assets, where he also previously served from 1996 to 2006, including as Chairman from 2001 to 2006. Mr. Ordan has served on the board of directors of Elli Finance (UK) plc, the parent holding company of Four Seasons Health Care, a private home care operator, since October 2018. Previously, Mr. Ordan served on the boards of VEREIT, Inc. (NYSE:VER)(f/k/a American Realty Capital Properties, Inc.), a leading, full-service real estate operating company with investment management capability, a position he held from June 2015 until his appointment as our Chief Executive Officer in July 2020, and of Forest City Realty Trust, Inc. (formerly NYSE: FCEA), a real estate company that owns, develops, manages and acquires commercial and residential real estate, from April 2018 until its acquisition by a real estate fund of Brookfield Asset Management Inc. (NYSE: BAM) in December 2018. Mr. Ordan currently serves on the boards of the U.S. Chamber of Commerce, Vassar College and Holton Arms School. Mr. Ordan received a BA from Vassar College and an MBA from Harvard Business School. The Board of Directors has concluded that Mr. Ordan’s qualifications to serve on the Board include his extensive experience in the healthcare industry, including as a senior executive and board member of both public and private companies, together with his extensive experience managing large-scale healthcare operations.

Guy P. Sansone has been Chair of the Board of Directors Director of the Company since July 12, 2020. Mr. Sansone has served as the Co-Founder, Chairman and Chief Executive Officer of H2 Health, a leading regional provider of physical rehabilitation services and clinician staffing solutions, since February 2020. Prior to that, he served as Managing Director at Alvarez & Marsal in New York, a financial advisory and consulting firm notable for its work in turnaround management and performance improvement of a number of large, high-profile businesses across the globe, where he served as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004. Mr. Sansone has also served on the Boards of Directors of Magellan Health, Inc. (NASDAQ: MGLN), a healthcare company focused on special populations, complete pharmacy benefits and other specialty areas of healthcare, since March 2019, and Carisk Partners, a risk transfer, care coordination company, since April 2019, and as Non-Executive Chairman of Brookdale Senior Living, Inc. (NYSE: BKD), an owner and operator of senior living and retirement communities, since January 2020. Mr. Sansone has served on the Board of Advisors for Pager, Inc., a mobile healthcare technology company, since March 2017. Previously, Mr. Sansone served on the Boards of Directors of Civitas Solutions, Inc. (formerly NYSE:CIVI), a leading national provider of home-and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs, from December 2009 until its acquisition by Celtic Intermediate Corp. in March 2019, and HealthPRO Heritage, a leading national provider of therapy management and consulting services, from September 2015 to November 2019. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. Mr. Sansone earned a B.S. from the State University of New York at Albany. The Board of Directors has concluded that Mr. Sansone’s qualifications to serve on the Board include his more than 25 years of experience working as an adviser, investor and senior manager of companies in the healthcare industry, together with his extensive financial expertise and leadership experience as a senior executive and board member.

Manuel Kadre was elected as a Director in May 2007 and designated as Lead Independent Director in March 2014. Since December 2012, Mr. Kadre has been the Chairman and Chief Executive Officer of Tri-State Luxury Collection, a group of luxury automotive dealerships. From July 2009 until 2013, Mr. Kadre was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC. Mr. Kadre has served on the Board of Directors of Republic Services, Inc. since June 2014 and was appointed as Chairman of the Board of Directors of Republic Services, Inc. in February 2017. Mr. Kadre has also served on the Board of Directors for The Home Depot, Inc. since October 2018. Mr. Kadre also serves on the Board of Trustees of the University of Miami and on the Board of Governors of University of Miami Hospital. The Board of Directors has concluded that Mr. Kadre’s qualifications to serve on the Board include his experience in acquiring and managing businesses, including those in regulated industries and in government relations, his financial expertise as well as his experience as a member of the Board of Trustees of the University of Miami.

Karey D. Barker was elected as a Director in May 2015. Ms. Barker founded Cross Creek Advisors, LLC, a venture capital firm, in 2013 and has served as its Managing Director, Chief Executive Officer and President since that time. Ms. Barker previously served as Managing Director, Venture of Wasatch Advisors, Inc., an investment advisory services firm, from 2006 until 2012 and served as a member of its Board of Directors from 1995 until 2012. Ms. Barker also serves as a board observer for several investment companies on behalf of Cross Creek Advisors. The Board of Directors has concluded that Ms. Barker’s qualifications to serve on the Board include her financial expertise and experience in managing venture capital and public equity funds.

Waldemar A. Carlo, M.D., was elected as a Director in June 1999. Dr. Carlo has served as Professor of Pediatrics and Director of the Division of Neonatology at the University of Alabama at Birmingham School of Medicine since 1991. Dr. Carlo participates as a member of several medical and professional organizations. He has received numerous research awards and grants and has lectured extensively, both nationally and internationally. Additionally, Dr. Carlo is a recipient of the Apgar Award, the highest recognition given to neonatologists by the American Academy of Pediatrics. The Board of Directors has concluded that Dr. Carlo’s qualifications to serve on the Board include his experience as a nationally known Professor of Neonatology leading one of the nation’s largest academic neonatal practices as well as his experience performing scientific research and developing and implementing educational programs for physicians.

Paul G. Gabos was elected as a Director in November 2002. Mr. Gabos, who is presently retired, served as Chief Financial Officer of Lincare Holdings Inc. (“Lincare”), a provider of oxygen and other respiratory therapy services to patients in the home, from June 1997 until December 2012, after its merger with a subsidiary of Linde AG, and prior thereto served as Vice President — Administration for Lincare. Prior to joining Lincare in 1993, Mr. Gabos worked for Coopers & Lybrand, an accounting firm, prior to its merger with Price Waterhouse, and for Dean Witter Reynolds, Inc., a securities firm. Mr. Gabos currently serves as Chairman of the Board of Directors of Benefytt Technologies, Inc. The Board of Directors has concluded that Mr. Gabos’ qualifications to serve on the Board include his management experience as a senior executive and financial expertise as Chief Financial Officer of a publicly traded healthcare services company and prior thereto as an investment banker with a large national firm.

Thomas A. McEachin has been a Director of the Company since July 12, 2020. Mr. McEachin has served on the Board of Directors of Surgalign Holdings, Inc. (NASDAQ: SRGA) (formerly RTI Surgical Holdings, Inc. (NASDAQ: RTIX)), a global medical technology company advancing the science of spine care, since December 2015. Previously, he held executive positions at Covidien Surgical Solutions, a division of Covidien plc (formerly NYSE: COV), a global health care products company and manufacturer of medical devices and supplies, from 2008 to 2012. During his tenure at Covidien Surgical Solutions, he served as Vice President, Finance from 2008 to 2011 and Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served in various finance capacities at United Technologies Corporation (NYSE: UTX), a global leader in the aerospace and building industries, and its subsidiaries, including as chief Investor Relations officer, Vice President and Controller of Pratt & Whitney, and Vice President and Chief Financial Officer of UTC Power. Prior to that, he held several executive positions with Digital Equipment Corporation (formerly NYSE: DEC), a vendor of computer systems, including computers, software, and peripherals, from 1986 to 1997. Mr. McEachin was with Xerox Corporation (n/k/a Xerox Holdings Corporation) (NYSE: XRX), a global corporation that sells print and digital document products and services, from 1975 to 1986, serving as Controller of the procurement organization. Mr. McEachin formerly served as a trustee and officer of the Wadsworth Atheneum (Hartford, CT), the oldest public art institution in the United States, serving on their executive, finance and investment committees. He also is a past board member of the Connecticut Science Center and chair of the audit committee. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University. The Board of Directors has concluded that Mr. McEachin’s qualifications to serve on the Board include his extensive finance and executive management experience and in-depth knowledge of financial reporting, compliance, accounting and controls and corporate governance matters.

Roger J. Medel, M.D., has been a Director of the Company since he co-founded it in 1979. Dr. Medel served as the Company’s President until May 2000 and as Chief Executive Officer until December 2002. In March 2003, Dr. Medel reassumed the position of President, serving in that position until May 2004, and Chief Executive Officer, a position in which he served until July 12, 2020 when he retired. Dr. Medel has served as a member of the Board of Trustees of the Dana Farber Cancer Institute, Inc. since January 2016. Dr. Medel was a member of the Board of Trustees of the University of Miami from January 2004 to February 2012. Dr. Medel participates as a member of several medical and professional organizations and, from June 2006 to April 2009, served on the Board of Directors of MBF Healthcare Acquisition Corp. The Board of Directors has concluded that Dr. Medel’s qualifications to serve on the Board include his experience as our Chief Executive Officer and founder of the Company and a physician with training and experience in the Company’s historical base service line of neonatology.

Michael A. Rucker was elected as a Director in May 2019. Since 2017, Mr. Rucker has served as Chief Executive Officer, and since 2016 as a member of the Board of Directors, of Ivy Rehab Network, Inc., one of the largest networks of physical therapy clinics in the United States. Prior to joining Ivy Rehab, Mr. Rucker served from 2010 to 2017 as Executive Vice President and Chief Operating Officer of Surgical Care Affiliates, Inc., at the time a publicly traded operator of one of the nation’s largest networks of surgical facilities, until its acquisition by UnitedHealth Group. Mr. Rucker has also held executive roles in various healthcare companies, including DaVita, Inc., where he served as Division Vice President from 2005 to 2008 after DaVita acquired Gambro Healthcare, where Mr. Rucker had served in various general management and business development capacities since 1997. The Board of Directors has concluded that Mr. Rucker’s qualifications to serve on the Board include his extensive experience as an executive in the healthcare industry, including the management of physician practices and partnerships.

John M. Starcher, Jr. has been a Director of the Company since July 12, 2020. Mr. Starcher is the President and Chief Executive Officer of Bon Secours Mercy Health, a not-for-profit Catholic health system that owns and operates 48 acute care hospitals, over 1,000 sites of care serving more than 10 million patients and has more than 60,000 employees across seven states and two countries, where he has served since September 2018. Prior to this, he served as Chief Executive Officer and President of Mercy Health from April 2016 to August 2018, where he oversaw the development of system strategies and operations for all 23 Mercy Health hospitals and the clinically integrated network across Ohio and Kentucky. Before being promoted to Chief Executive Officer at Mercy Health, Mr. Starcher served as an Executive Vice President of Operations and Chief Executive Officer of the Cincinnati Market at Mercy Health from January 2015 to April 2016. From August 2013 through March 2014, Mr. Starcher served as the Interim President and Chief Executive Officer of Health Management Associates Inc. (formerly NYSE:HMA) (“HMA”), an integrated acute care delivery system with 71 hospitals across 15 states, where he guided HMA through its successful sale to Community Health Systems. Prior to that, Mr. Starcher served as President of HMA’s Eastern Group from February 2012 until August 2013. Before joining HMA, Mr. Starcher served as the Chief Executive Officer of three of Mercy Health’s four divisions — overseeing more than 20 acute care hospitals, five long term care facilities, six home health agencies, and dozens of affiliated clinical practices with more than $3 billion in net revenue. Prior to that, he served as the Chief Executive Officer of the Northeastern Pennsylvania Region, the senior vice president of Human Resources and corporate associate general counsel at Catholic Health Partners. Mr. Starcher started his career in 1993 in Human Resources at the Medical College of Ohio as the Director of Labor Relations where he worked until he joined Catholic Health Partners in 1999. Mr. Starcher serves as a Director on the Boards of Bon Secours Mercy Health, Ensemble Health Partners, the Innovation Institute, Lirio, LLC, and American Pain Consortium, LLC. He also serves on the Advisory Board of HealthQuest Capital. Mr. Starcher holds a Bachelor’s degree in business administration from Bowling Green State University and a Doctorate in Jurisprudence from the University of Toledo. He is licensed to practice law in the State of Ohio (currently inactive) and has actively served as a director on more than 20 boards in varied industries, including banking, insurance, acute and sub-acute healthcare, specialty care, and physician practice organizations. The Board of Directors has concluded that Mr. Starcher’s qualifications to serve on the Board include his significant leadership experience as a senior executive in the healthcare industry, including as President and Chief Executive Officer of Bon Secours Mercy Health.

Shirley A. Weis has been a Director of the Company since July 12, 2020. Ms. Weis has served as the President of Weis Associates, LLC, a consulting firm she founded focused on healthcare management, strategic planning and leadership development, since January 2014. She has also served as a Senior Advisor to Leavitt Partners, LLC, a health care consulting firm, since February 2014 and as a Special Advisor to the President and Professor of Practice in the W. P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University, from August 2014 until June 2018. Previously, Ms. Weis was the Vice President and Chief Administrative Officer of Mayo Clinic, a nonprofit medical practice and medical research group, from 2007 until her retirement in December 2013. She joined Mayo Clinic in 1995 and held a number of clinical and administrative leadership positions, including Chair of Administrative Services for the Mayo Clinic in Arizona, Chair of the Mayo Clinic Managed Care Department and Executive Director of Mayo Management Services, Inc. Ms. Weis was also previously a member of the Mayo Clinic Board of Trustees and served as the Secretary for the Mayo Clinic Board of Governors. Prior to joining the Mayo Clinic, she was the Chief Operating Officer of Blue Care Network, a Health Maintenance Organization, and the Emergency Department Manager for Lansing General Hospital. Ms. Weis has served on the Boards of Directors of Surgalign Holdings, Inc. (NASDAQ: SRGA) (formerly RTI Surgical Holdings, Inc. (NASDAQ: RTIX)), a global medical technology company advancing the science of spine care, since October 2014 and The Medical Memory, LLC, a Phoenix-based, private company that facilitates recording of medical conversations with doctors and distributes them to patients and families, since July 2017. She previously served on the Boards of Directors of Sentry Insurance Company, a mutual insurance company specializing in business insurance, from May 2015 until April 2019, and Traverse Global Healthcare, a Phoenix-based developer of U.S.—style healthcare facilities in global markets, from February 2014 until the company was dissolved in October 2016. Ms. Weis also served on the Michigan State University College of Nursing Board of Visitors and is a distinguished author and public speaker. She is Emeritus Assistant Professor in the Mayo Clinic College of Medicine and has also taught healthcare leadership at the University of Minnesota’s Carlson School of Management, Michigan State University, University of Wisconsin-LaCrosse, Lansing Community College and for the Michigan Hospital Association. Ms. Weis holds a BSN in Nursing from Michigan State University and a Master’s degree in management from Aquinas College. She also received an honorary Doctor of Science degree from Michigan State University. Ms. Weis has been named a Michigan State University Distinguished Alumna and has received the Diana Award for Outstanding Business Women. She was also named one of the Top 25 Women in Healthcare by Modern Healthcare magazine for 2007 and 2013 and the National Association of Professional Women’s “Woman of the Year Award” for 2012. The Board of Directors has concluded that Ms. Weis’ qualifications to serve on the Board include her extensive leadership, management and consulting experience in the healthcare industry, including as Mayo Clinic’s first female Chief Administrative Officer, together with her private and public company board experience.

Stephen D. Farber joined the Company in August 2018 as Executive Vice President and was appointed Chief Financial Officer in November 2018. Prior to joining the Company, Mr. Farber served as Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a post-acute healthcare services company that operates long-term acute-care hospitals and provides rehabilitation services across the United States, from February 2014 until its sale in July 2018. From May 2013 to December 2013, Mr. Farber served as Executive Vice President, Chief Restructuring Officer and Chief Financial Officer of Rural/Metro Corporation, a provider of private fire protection and emergency medical services throughout the United States. Prior to joining Rural/Metro Corporation, Mr. Farber’s principal roles included serving from 2011 to 2012 as Executive-in-Residence with Warburg Pincus LLC, a global private equity firm, from 2006 to 2009 as Chairman and Chief Executive Officer of Connance, Inc., a predictive analytics provider to healthcare companies, and from 2002 to 2005 as Chief Financial Officer of Tenet Healthcare Corporation.

Dominic J. Andreano joined the Company in September 2001 and has served as our General Counsel and Secretary since May 2012. Mr. Andreano was appointed as an Executive Vice President in February 2020 and previously served as Senior Vice President from May 2012 to February 2020. Prior to his appointment as Senior Vice President, General Counsel and Secretary, Mr. Andreano previously served as Vice President, Deputy General Counsel for the Company from January 2009 until May 2012, as Associate General Counsel for the

Company from January 2004 until January 2009, and prior thereto as Director, Business Development. Prior to joining the Company, Mr. Andreano was an associate in the corporate securities department of Holland & Knight, LLP in Miami from June 2000 until September 2001, and an associate in the healthcare corporate department of Greenberg Traurig, P.A. in Miami from September 1997 until June 2000.

Nikos Nikolopoulos rejoined the Company in 2019 and currently serves as our Executive Vice President, Chief Strategy and Growth Officer. Previous positions with the Company include Senior Vice President of Corporate Operations in 2019 and Vice President and Chief of M&A Counsel and Business Transformation from 2015 to 2017. Mr. Nikolopoulos is an experienced executive with more than 25 years of general and line management experience, specializing in global operations and business development, corporate development and strategy, portfolio management, financial analysis and valuation, business turnaround and transformation, and corporate, telecom and intellectual property law. Prior to joining the Company, Mr. Nikolopoulos served as Senior Vice President of Corporate Development, Strategy and Marketing at Avaya, Inc., a multinational technology company, from 2017 to 2019 and as Chief Restructuring Officer and Vice President of Business Operations from 2013 to 2015. Prior thereto, he served in various executive-level business and corporate development and strategy roles at Office Depot, Inc., an office supply retailing company, from 2007 to 2012 and in various senior-level business development roles at Tyco Electronics Ltd., a company that designs and manufactures connectivity and sensor products, from 2001 to 2007.

John C. Pepia joined the Company in February 2002 and served as Vice President, Accounting and Finance until May 2016, at which time Mr. Pepia was appointed Senior Vice President and Chief Accounting Officer. The Board of Directors appointed Mr. Pepia as Principal Accounting Officer in August 2016. Prior to joining the Company, from 1996 to 2002, Mr. Pepia held several Vice President of Accounting & Finance positions at ANC Rental Corporation, a car rental company. He served in various financial positions in several public and private companies from 1985 to 1996.

Committees of the Board of Directors

Audit Committee

MEDNAX’s Audit Committee held seven meetings in 2019 and took various other actions via unanimous written consent. Messrs. Gabos and Kadre and Ms. Barker were members of the committee throughout 2019, with Mr. Rucker replacing Dr. Sosa as a member of the Audit Committee in May 2019 and Mr. McEachin replacing Mr. Kadre as a member of the Audit Committee on July 12, 2020. Mr. Gabos acted as chair of the committee throughout 2019. MEDNAX’s Board of Directors has determined that each of Messrs. Gabos, McEachin and Rucker and Ms. Barker qualify, and that Messrs. Kadre and Sosa qualified, as “audit committee financial experts” as defined by the rules and regulations of the SEC and that each member of the Audit Committee during 2019 and 2020 met or meets, as applicable, the independence requirements under such rules and regulations and for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Audit Committee setting out the functions that it is to perform. A copy of the Audit Committee Charter is available on our website at www.mednax.com.

Please refer to the Report of the Audit Committee, which is included in the Annual Report on Form 10-K, as amended, that accompanies this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2019.

Compensation Committee

MEDNAX’s Compensation Committee held five meetings in 2019 and took various other actions via unanimous written consent. Mr. Fernandez was a member of the Compensation Committee throughout 2019,

with Mr. Migoya and Dr. Sosa replacing Mr. Kadre and Dr. Carlo as members of the Compensation Committee in May 2019. On July 12, 2020, Dr. Carlo, Messrs. Kadre and Starcher and Ms. Weis replaced Messrs. Fernandez and Migoya and Dr. Sosa as members of the Compensation Committee. Mr. Kadre acted as chair of the Compensation Committee until May 2019, with Dr. Sosa replacing Mr. Kadre as chair upon his appointment to the Compensation Committee. Ms. Weis replaced Dr. Sosa as chair of the Compensation Committee on July 12, 2020. MEDNAX’s Board of Directors determined that each member of the Compensation Committee during 2019 and 2020 met or meets, as applicable, the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Compensation Committee setting out the functions that it is to perform. A copy of the Compensation Committee Charter is available on our website at www.mednax.com.

The primary purpose of MEDNAX’s Compensation Committee is to assist MEDNAX’s Board of Directors in the discharge of the Board of Directors’ responsibilities relating to compensation of executive officers. The scope of authority of MEDNAX’s Compensation Committee includes the following:

•	Evaluating the performance of and setting the compensation for MEDNAX’s Chief Executive Officer and other executive officers;

•	Supervising and making recommendations to MEDNAX’s Board of Directors with respect to incentive compensation plans and equity-based plans for executive officers;

•

Overseeing the review of the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, including discussing at least annually the relationship between risk management policies and practices and compensation and considering, as appropriate, compensation policies and practices that could mitigate any such risk;

•

Evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of MEDNAX’s compensation plans and approving such outside consulting firm’s fees and other retention terms; and

•	Conducting an annual self-assessment of the Compensation Committee.

Upon a determination of MEDNAX’s full Compensation Committee membership, matters may be delegated to a subcommittee for evaluation and recommendation back to the full committee. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and Director compensation, see “How Pay Decisions are Made.”

Nominating and Corporate Governance Committee

MEDNAX’s Nominating and Corporate Governance Committee held five meetings in 2019 and took various other actions via unanimous written consent. Dr. Carlo was a member of the Nominating and Corporate Governance Committee throughout 2019, with Ms. Barker and Mr. Kadre replacing Dr. Sosa and Mr. Fernandez as members in May 2019 and Messrs. McEachin and Starcher and Ms. Weis replacing Dr. Carlo as a member on July 12, 2020. Dr. Carlo served as Chair of the committee until May 2019 when he was replaced by Mr. Kadre. MEDNAX’s Board of Directors has determined that each member of the Nominating and Corporate Governance Committee during 2019 and 2020 met or meets, as applicable, the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee setting out the functions that it is to perform. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.mednax.com.

The Nominating and Corporate Governance Committee assists the Board of Directors with respect to nominating new Directors and committee members and taking a leadership role in shaping the corporate governance of MEDNAX. To fulfill its responsibilities and duties, the committee, among other things, reviews the qualifications and independence of existing Directors and new candidates; assesses the contributions of current Directors; identifies and recommends individuals qualified to be appointed to committees of the Board of Directors; considers rotation of committee members; reviews the charters of the committees and makes recommendations to the full Board of Directors with respect thereto; develops and recommends to the Board of Directors corporate governance principles, including a code of business conduct; and evaluates and recommends succession plans for MEDNAX’s Chief Executive Officer and other senior executives.

Although the Nominating and Corporate Governance Committee does not solicit Director nominations, the committee will consider candidates suggested by shareholders in written submissions to MEDNAX’s Secretary in accordance with the procedures described below in the section entitled “Information Concerning Shareholder Proposals.” For example, on November 27, 2019, Starboard submitted the Nomination Notice to the Board of Directors, which was subsequently withdrawn in connection with the Settlement Agreement, as described above under “Governance and Related Matters: Settlement Agreement with Starboard”. In evaluating nominees for Director, the committee does not differentiate between nominees recommended by shareholders and others. In identifying and evaluating candidates to be nominated for Director, the committee reviews the desired experience, mix of skills and other qualities required for appropriate Board composition, taking into account the current Board members and the specific needs of MEDNAX and its Board of Directors. Although the committee does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, the committee’s review process is designed so that the Board of Directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial, clinical and other expertise relevant to the business of MEDNAX. At a minimum, Director candidates must meet the following qualifications: high personal and professional ethics, integrity and values and a commitment to the representation of the long-term interests of our shareholders.

Risk Considerations in Our Compensation Programs

The Company has reviewed its compensation structures and policies as they pertain to risk and has determined that its compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

MEDNAX has a written policy for the review and approval or ratification of transactions (i) between MEDNAX and any MEDNAX Director or any other entity in which any MEDNAX Director is a director, officer or has a financial interest; and (ii) in which MEDNAX is or will be a participant and any related person has or will have a direct or indirect material interest. For purposes of the policy, a related person includes any MEDNAX Director or Director nominee, executive officer or holder of more than 5% of the outstanding voting stock of MEDNAX or any of their respective immediate family members. The policy does not apply to transactions pertaining to (i) director or officer compensation that is approved or recommended to MEDNAX’s Board of Directors for approval by MEDNAX’s Compensation Committee or (ii) the employment by MEDNAX of any immediate family member of a related person in a non-officer position and at compensation levels commensurate with that paid to other similarly situated employees.

Pursuant to the terms of the policy, all covered transactions, if determined to be material by MEDNAX’s General Counsel or if the transaction involves the participation of a member of the MEDNAX Board of Directors, are required to be promptly referred to the disinterested members of the MEDNAX Audit Committee for their review or, if less than a majority of the members of MEDNAX Audit Committee are disinterested, to all the disinterested members of the MEDNAX Board of Directors. Pursuant to the terms of the policy, materiality determinations must be based on the significance of the information to investors in light of all circumstances, including, but not limited to, the (i) relationship of the related persons to the covered transaction, and with each other, (ii) importance to the person having the interest, and (iii) amount involved in the transaction. All transactions involving in excess of $120,000 are automatically deemed to be material pursuant to the terms of the policy.

The disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable, are required to review such material covered transactions at their next regularly-scheduled meeting, or earlier if a special meeting is called by the Chair of the Audit Committee and may only approve such a material covered transaction if it has been entered into in good faith and on fair and reasonable terms that are no less favorable to MEDNAX than those that would be available to MEDNAX in a comparable transaction in arm’s length dealings with an unrelated third party at the time it is considered by the disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable.

All of the transactions described in “Transactions with Related Persons” below were covered transactions under our policy and the policies and procedures required by the policy were followed in connection with the review and approval or ratification of all of such transactions.

Transactions with Related Persons

Mr. Alvarez served on the Board of Directors from March 1997 to July 2012. Mr. Alvarez is the Senior Chairman of Greenberg Traurig, P.A., which serves as one of MEDNAX’s outside counsels and receives customary fees for legal services. In 2019, MEDNAX paid Greenberg Traurig, P.A. approximately $1.0 million for such services and currently anticipates that this relationship will continue. Mr. Alvarez did not personally provide legal services to MEDNAX and derived no direct personal benefit from MEDNAX’s payment for legal services to Greenberg Traurig, P.A. Further, the fees derived from MEDNAX represent an immaterial portion of the overall revenue generated by Greenberg Traurig, P.A.

See also “Governance and Related Matters: Settlement Agreement with Starboard” and “Governance and Related Matters: Board and Committee Changes Upon Entry into Settlement Agreement.”

Compensation Committee Interlocks and Insider Participation

In 2019, none of our executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be considered a compensation committee interlock under the SEC rules.

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

SECTION I: A MESSAGE TO OUR SHAREHOLDERS

Dear MEDNAX Shareholders,

It is an honor to write to you as the newly-appointed Chair of the Compensation Committee of the Board of Directors of MEDNAX, Inc. (“the Compensation Committee”). 2020 has already been a year of significant change for MEDNAX, including the seating this month of a newly reconstituted Compensation Committee that includes a majority of newly-appointed Directors.

The principal responsibility of the Compensation Committee is to ensure that we have an executive compensation program in place that attracts and retains the best executive workforce in our industry. We believe that having the highest-quality leadership team in place is critical to our mission: “Take great care of the patient, every day and in every way.”® We also recognize that to best serve our patients and shareholders, we must also fulfill our responsibility to “Take great care of the business.” We strive to design an executive officer compensation program that ensures that we accomplish our mission while delivering value to our shareholders.

The Compensation Committee is committed to enhancing our performance-based compensation program to further align our executive compensation with value creation for our shareholders. Our first opportunity to do so was this month when we crafted the compensation terms for our new Chief Executive Officer (“CEO”), Mark Ordan. The impact of the COVID-19 pandemic on the Company’s business and the healthcare industry made it unrealistic to set Mr. Ordan’s initial performance metrics at this time based on specific business performance metrics. Accordingly, a significant portion of Mr. Ordan’s initial equity compensation was specifically tied to consistent stock-price appreciation, aligning his compensation with the Company’s performance and return for its shareholders. In addition, on a go-forward basis, more than 80% of Mr. Ordan’s annual target compensation will be variable and linked to our Company’s performance, with specific, rigorous performance metrics to be determined annually.

The Compensation Committee understands that in 2019 our shareholders expressed significant concern about the Company’s executive compensation program. The Compensation Committee is determined to establish rigorous but fair performance measures for the Company’s executives as we refine the Company’s executive compensation program for fiscal year 2021, the first year for which the reconstituted committee will set such measures. We intend to engage with our shareholders to understand their concerns as part of that process.

Beginning on the next page of this Proxy Statement, we present specific information about the compensation paid to our CEO and other Named Executive Officers (“NEOs”) for fiscal year 2019. We have provided information regarding how the Company’s 2019 executive compensation program was designed by the prior Compensation Committee and how prior decisions were made about pay.

Finally, we want to thank you for making MEDNAX part of your investment portfolio. You can be confident in our commitment to deliver exceptional performance that drives shareholder value over the long-term and quality care for the patients that depend on MEDNAX.

Sincerely,

Shirley A. Weis

Compensation Committee Chair

SECTION II: EXECUTIVE SUMMARY

2019 Business Highlights

Stability and building long-term value are at the core of everything we do. We are a leading provider of physician services with a wide national network of affiliated physicians who specialize in fields such as newborn and maternal care, anesthesia, radiology and pediatric specialty care, among others. Our unique healthcare model has been in place for more than 40 years, allowing us to focus on what is most important in our industry — taking great care of our patients and improving patient outcomes. In 2019, we continued to position ourselves for the future of healthcare by concentrating on our long-term growth strategy. We remained disciplined in our spending, highly-selective in our acquisitions and responsive to the changing healthcare landscape.

During 2019, we continued to face challenges across our organization, including reduced patient volumes, changing payor mix and continued cost pressures of clinical compensation and medical malpractice expense. In response to these challenges, we developed a number of strategic initiatives across our organization, in both our shared services functions and our operational infrastructure, with a goal of generating improvements in our general and administrative expenses and our operational infrastructure. We broadly classified these workstreams in four broad categories including practice operations, revenue cycle management, information technology and human resources and expected these activities to continue through at least 2020. In addition, in October 2019, we completed the divestiture of our management services organization, which operated as MedData, to allow us to focus on our core physician services business.

Under the rules of the Securities and Exchange Commission, our NEOs for 2019 are:

•	Roger J. Medel, M.D., Former Chief Executive Officer

•	Stephen D. Farber, Executive Vice President and Chief Financial Officer

•	Joseph M. Calabro, Former President (January – June 2019 only)

•	David A. Clark, Former Chief Operating Officer

•	Dominic J. Andreano, Executive Vice President, General Counsel and Secretary

•	John C. Pepia, Senior Vice President, Chief Accounting Officer

As part of the operational infrastructure changes, in June 2019, the Company eliminated Mr. Calabro’s position as President. At the end of 2019, the Company also eliminated Mr. Clark’s position as Chief Operating Officer. In July 2020, Dr. Medel retired as our Chief Executive Officer, but will continue to serve on the Board of Directors until the 2021 Annual Meeting. All executives’ terminations were by the Company without Cause, as that term was defined in their respective employment agreements. More information regarding the terms of Dr. Medel’s and Messrs. Calabro’s and Clark’s separation and the termination benefits paid to each executive can be found in the Section entitled “Potential Payments Upon Termination or Change in Control”.

As a result of the coronavirus (COVID-19) pandemic, beginning in March 2020, we implemented a number of actions to preserve our financial flexibility and partially mitigate the significant anticipated impact of COVID-19 on our company. These steps included a suspension of most activities related to our transformational and restructuring programs, limiting these expenditures to those that provide essential support for our response to the COVID-19 pandemic. In addition, (i) we temporarily reduced executive and key management base salaries, including 50% reductions in salaries for our named executive officers through June 30, 2020; (ii) the Board of Directors agreed to forego their annual cash retainer and cash meeting payments, which were reinstated in July 2020; (iii) we enacted a combination of salary reductions and furloughs for non-clinical employees; and (iv) we enacted significant operational and practice-specific expense reduction plans across our clinical operations.

In May 2020, we divested our anesthesiology medical group, which had been experiencing multiple business challenges that were significantly exacerbated by the COVID-19 pandemic and the mass cancellation of non-emergent and elective surgical procedures. We view the completion of divestiture as a significant advance in our efforts to reduce the current and potential future impacts of the disruption from COVID-19 on its operations and financial condition.

In addition, we have implemented a variety of solutions across specialties to support clinicians and patients during this pandemic, including:

•	Strengthening of Supply Chain

MEDNAX is helping to address the shortage of personal protective equipment (PPE) by partnering with vendors across industries to source high filtration respirators, surgical masks and other forms of PPE for protective use.

•	Expanded Virtual Care Offerings

Utilizing VSee, an internationally-recognized telehealth platform, MEDNAX has deployed a national multi-specialty virtual clinic to expand its telehealth offerings and make virtual care available to its clinical workforce, enabling continued patient consults and clinician collaboration while minimizing COVID-19 exposure.

•	Early Virus Detection Using Cutting-Edge Imaging Diagnostic Tools

MEDNAX Radiology Solutions is leading early detection efforts through chest imaging. vRad, a MEDNAX company, diagnosed one of the first COVID-19 patients in the United States via chest computed tomography (CT), which showed findings consistent with a severe acute respiratory viral infection. In the absence of laboratory testing kits, chest CT can serve as a diagnostic tool. In addition, MEDNAX Radiology Solutions is refining natural language processing (NLP) to identify the incidence of viral pneumonia and typical findings of the COVID-19 virus in the lungs via chest CT across the proprietary MEDNAX Imaging Platform and inference engine, which is connected to more than 2,000 partner facilities across the country. The NLP is run retrospectively to monitor the amount and rate of increase of suspected chest CT findings for COVID-19 and viral pneumonia, supporting faster treatment. If successful, this cutting-edge diagnostic tool could serve as an effective tracker of the disease’s progression throughout the country and provide new insights for imaging findings for COVID-19 patients.

•	Virtual Forum to Provide Clinician Support

To support frontline clinicians while abiding by social distancing recommendations, MEDNAX has created a virtual doctors’ lounge for clinicians across specialties to connect and socialize in the absence of typical in-person lounges, helping to boost morale and preserve a sense of normalcy.

At this time, we cannot anticipate what the ultimate effect of COVID-19 will be on our business, financial condition, results of operations, cash flows and the trading price of our securities.

2019 Financial Information

Key financial results for the last three fiscal years, including the impact of the challenges we faced in 2019, are highlighted in the tables below. Results presented below are on a continuing operations basis. The operating results of MedData were reported as discontinued operations in our consolidated statements of income for the year ended December 31, 2019.

Adjusted earnings before interest, taxes and depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure. For a description of the rationale for our presentation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the years ended December 31, 2019, 2018 and 2017, please see the disclosure under the caption “Non-GAAP Measures” beginning on page 64 of the Annual Report on Form 10-K.

Response to Say-on-Pay Vote and Shareholder Outreach

Each year, we provide our shareholders with the opportunity to approve, or vote against, the compensation of our NEOs (“say-on-pay”). We are committed to ensuring that our investors fully understand our executive compensation program, including how it aligns the interests of our executives with our shareholders and how it rewards the achievement of our strategic objectives. We believe that the continued delivery of sustainable long-term value to our shareholders requires regular dialogue. To this end, we regularly make efforts to engage in discussions with our shareholders in order to obtain a deeper understanding of our investors’ views regarding our compensation program and other important topics, including company performance and operations, strategic direction, risk and operational oversight and leadership, among other matters.

At our 2019 Annual Meeting of Shareholders, the compensation of our NEOs was not approved by our shareholders. Following our 2019 Annual Meeting of Shareholders in May 2019, we refreshed our Compensation Committee membership, appointing Mr. Migoya, a newly elected Director, to the Compensation Committee and Dr. Sosa as the new Chair.

During 2019, we met regularly with active shareholders throughout the year during industry conferences, in meetings at our offices or at the offices of our shareholders and through conference telephone calls. The Company’s shareholder base experienced significant turnover during 2019. Of the Company’s top 25 shareholders at December 31, 2019, only thirteen were top 25 shareholders at December 31, 2018, and, by ownership, more than half of the shares owned by the Company’s top 25 shareholders changed hands from December 31, 2018 to December 31, 2019. The Company has engaged in dialogue with shareholders representing 63% of its top 25 share holdings as of December 31, 2019. Outside of formal engagement efforts, we interact throughout the year with our shareholders and make ourselves available to them at their request.

Following year-end, the Company continued to engage with its shareholders regarding all aspects of the Company’s business, including executive compensation. As part of that engagement, on July 12, 2020 the Company entered into the Settlement Agreement with Starboard, one of the Company’s largest shareholders. As part of the Settlement Agreement, five new independent directors joined the Board of Directors to replace five then-current directors and the Board of Directors refreshed its committees. As part of this refresh, all

Measuring Pay-for-Performance at MEDNAX

In the healthcare services industry, company stock prices at any point in time can be significantly affected by changes (actual or anticipated) in the regulatory or payor environment. Additionally, regulatory changes affect different healthcare companies in varying ways. For MEDNAX specifically, factors such as timing, size and type of acquisitions, effects of the diversification of our services, effects of same-unit volume and reimbursement-related factors, including payor mix shifts, are often unpredictable.

For these reasons, we have not used relative total shareholder return as a key performance metric in our program. Instead, our performance goals have been focused on internal key financial metrics that drive long-term value creation, such as revenue and profitability. Our past financial performance demonstrates, and we fully expect, that meeting these metrics will over time translate into increased shareholder value. For equity-based awards, our share price ultimately should reflect whether we have executed this strategy successfully and the three-year vesting schedule for equity grants ensures our officers maintain a long-term perspective.

For many of these same reasons, we have not incorporated financial goals over a multi-year period (such as cumulative earnings over three years) into our officer compensation program. Our long-term strategy emphasizes continued growth through a disciplined approach in acquiring established physician practices in our specialties, and any multi-year goals would necessarily need to reflect assumptions and projections about both the level and type of acquisitions made during the measurement period. We believe, however, that the multi-year vesting of our equity awards effectively encourages long-term growth and performance.

The Compensation Committee has historically believed that this approach is in the best interests of all of MEDNAX’s constituents. The newly-refreshed Compensation Committee will continue to refine its approach as the healthcare landscape continues to evolve.

of the then-current members of the Compensation Committee were replaced and a majority of the members of the Compensation Committee are now newly-appointed members of the Board of Directors, including the Chair of the committee, Ms. Weis, who has significant experience serving on public company compensation committees. The Compensation Committee is committed to enhancing our performance-based compensation program to further align our executive compensation with value creation for our shareholders. The Compensation Committee understands that in 2019 our shareholders expressed significant concern about the Company’s executive compensation program. The Compensation Committee is determined to establish rigorous but fair performance measures for the Company’s executives as it refines the Company’s executive compensation program for fiscal year 2021, the first year for which the reconstituted committee will set such measures. The Compensation Committee intends to engage with the Company’s shareholders to understand their concerns as part of that process.

CEO Pay At-A-Glance

The target direct compensation (sum of base salary, target bonus and grant value of stock awards, including performance shares at target) of Dr. Medel, our former CEO, was almost entirely variable (approximately 94%) and linked to financial performance results. In light of the results of the 2019 shareholders’ vote on the compensation of our named executive officers, in July 2019, Dr. Medel elected to reduce his salary to $1.00 on a net basis, after applicable withholding and employment taxes with respect to taxable perquisites or employer-provided group health and welfare benefit contributions, for the remainder of his employment period, as defined in his employment agreement. Prior thereto, in February 2019, the Compensation Committee decreased the grant value of Dr. Medel’s 2019 equity award to $6,150,000, an amount consistent with his awards prior to 2018.

The charts below reflect the elements of target and actual CEO total direct compensation awarded to Dr. Medel for 2017, 2018 and 2019 performance, including the decrease in base salary for the latter half of 2019. The charts demonstrate the alignment of CEO pay to the Company’s performance and shareholder value, as Dr. Medel had not realized target levels of compensation for the past three years and had not received a target bonus payment in the past four years. For more information on Dr. Medel’s performance share awards and restricted stock awards for 2019, please see the section below entitled 2019 Equity-Based Awards.

The CEO Realized Pay at a Glance chart above reflects the value of restricted stock awards and performance share awards previously awarded that vested during the year, calculated based on the number of shares acquired at vesting multiplied by the closing price of a share of our common stock on the New York Stock Exchange on the vesting dates.

Despite the Company’s continued growth, from 2011 until mid-2019, Dr. Medel’s base salary had been $1,000,000 and his target bonus opportunity had remained 150% of his base salary. His base salary was reduced to net $1.00 in July 2019. His average bonus paid over the last ten years had been approximately 117% of base salary (assuming his salary had remained at $1 million for all of 2019) or 78% of his target bonus. Dr. Medel’s bonus exceeded 170% of his base salary in only one out of those 10 years, and his bonus had been below target in each of the last four years. An updated peer analysis found that the median peer target bonus for chief executive officers was 127% of base salary, and that the actual peer CEO bonus over the 2011-2018 period was 128% of base salary at the median and 171% of base salary at the 75th percentile.

SECTION III: OVERVIEW OF THE EXECUTIVE COMPENSATION PROGRAM

The Guiding Principles of Our Pay Philosophy

The Compensation Committee has historically designed our executive compensation program with the following guiding principles in mind:

•

Quality of Personnel and Competitiveness. We are committed to employing the highest quality executive team in the healthcare services industry. We expect our executives to be of the highest caliber in terms of business acumen and integrity. We closely analyze and understand compensation for executives at similarly situated companies to help ensure we can effectively compete for and retain key talent.

•

Alignment of Interests. We must offer a total executive compensation package that best supports our leadership talent and growth strategies and focuses executives on financial and operational results. We use a mix of fixed and variable (at-risk) pay to support these objectives, by giving our executives a substantial equity stake in the business and rewarding them for performance that drives shareholder value over the long term.

•

Compliance with Regulatory Guidelines and Sensible Standards of Corporate Governance. We comply with applicable laws, rules, statutes, regulations and guidelines and monitor our compensation program on an ongoing basis to ensure it abides by applicable requirements. Specifically, we focus on relevant considerations in the areas of accounting cost, tax impact, cash flow constraints, risk management and other sensible standards of good corporate governance.

Elements of Pay

Our pay philosophy was supported by the following pay elements in our executive compensation program for 2019:

Element	Form	Description
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities and performance.
Annual Bonus	Cash (Variable)	Based 100% on annual adjusted income from operations performance.
Long-Term Incentives	Equity (Variable)	Comprised of 50% restricted stock that vests over three years and 50% performance shares tied to the achievement of net revenue and Adjusted EBITDA targets, which vest over three years if the performance goals are achieved.

Pay Mix

The charts below show that most of our NEOs’ total direct compensation was variable (94% for the CEO and an average of 81% for our other NEOs) based upon actual 2019 compensation:

(1)

Other NEOs includes those NEOs employed as of the date of this Proxy Statement (Messrs. Farber, Andreano and Pepia) and represents actual paid base salary, annual bonus and stock awards per the summary compensation table.

How Pay Decisions Are Made

The Compensation Committee, composed solely of independent Directors, is responsible for making pay decisions for the NEOs. The Compensation Committee works very closely with its independent consultant, which for 2019 was Willis Towers Watson & Co. (“Willis Towers Watson”), and management to examine pay and performance matters throughout the year. The Compensation Committee held five meetings over the course of 2019 and took various other actions via unanimous written consent. The Compensation Committee’s written charter can be accessed on the MEDNAX website at www.mednax.com.

The Role of the Compensation Committee and Management

The primary role of the Compensation Committee is to assist MEDNAX’s Board of Directors in the discharge of the Board’s responsibilities related to executive compensation matters. The Compensation Committee’s responsibilities include:

•	Evaluating the performance of and setting pay for the CEO and other NEOs;

•	Supervising and making recommendations to the Board of Directors about changes to the executive compensation program;

•

Overseeing the annual review of the Company’s incentive compensation elements to determine whether they encourage excessive risk taking, including discussing the relationship between risk management policies and practices and pay;

•

Evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of MEDNAX’s executive compensation program and approving such outside consulting firm’s fees and other retention terms; and

•	Conducting an annual self-assessment of the Compensation Committee’s performance.

The CEO does not play any role in the Compensation Committee’s determination of his own pay; however, the Compensation Committee solicits input from the CEO concerning the performance and compensation of the other NEOs. The CEO bases his recommendations on his assessment of each individual’s performance, tenure and experience in the role, external market pay practices, retention risk and MEDNAX’s overall pay philosophy.

The Role of Independent Consultants

The Compensation Committee continually reviews executive compensation to ensure that it reflects our pay philosophy and, as necessary, retains the services of an independent consultant to assist in such review. During 2019, the Compensation Committee retained Willis Towers Watson to provide data and analysis with respect to the compensation paid to our NEOs. The Compensation Committee has assessed the independence of Willis Towers Watson pursuant to applicable SEC rules, New York Stock Exchange listing standards and its own committee charter and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Compensation Committee.

Assessing External Market Practice

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. The Compensation Committee considers publicly available data, provided by its independent compensation consultant, for informational purposes when making its pay decisions. However, market data are not the sole determinants of the Company’s practices or executive pay levels. When determining salaries, target bonus opportunities and annual equity grants for NEOs, the Compensation Committee also considers the performance of the Company and the individual, the nature of an individual’s role within the Company, internal comparisons to the compensation of other Company officers, tenure with the Company and experience in the officer’s current role.

During 2017, the Compensation Committee reviewed CEO compensation information from a group of publicly traded healthcare services companies. The companies included in the analysis were recommended by the Compensation Committee’s consultant and approved by the Compensation Committee. During the fall of 2018, the consultant updated the peer analysis for the CEO position as well as for the Company’s other NEOs. The companies currently included in our peer group were as follows:

• Acadia Healthcare Company, Inc.	• Encompass Health (f/k/a HealthSouth)	• Magellan Health Services, Inc.
• Amedisys, Inc.	• Envision Healthcare Corporation*	• Premier, Inc.**
• Brookdale Senior Living Inc.	• Kindred Healthcare, Inc.*	• Quest Diagnostics**
• Chemed Corporation	• Laboratory Corporation of America Holdings	• Select Medical Corporation
• DaVita Inc.	• LifePoint Hospitals, Inc.*	• Tenet Healthcare Corporation
• Universal Health Services, Inc.
*	Envision, Kindred Healthcare and LifePoint Hospitals were taken private in 2018.
**	Premier, Inc. and Quest Diagnostics were included in the 2018 study, but not in the 2017 study.

In determining the peer group for the studies, the Compensation Committee considered a variety of factors including revenue, income from operations, net income, market capitalization and enterprise value. Based on the advice of its consultant, the Compensation Committee established that top executive pay levels at publicly-traded companies in the healthcare services industry were more closely correlated to factors other than revenue. As such, the peer group was determined with an objective of placing MEDNAX near the median for both income from operations and enterprise value. Given MEDNAX’s profitability, this meant that MEDNAX would rank in the lower quartile of its peers in terms of revenue and in the upper quartile of its peers in terms of net income and market capitalization.

An updated analysis of the remaining peer companies showed that as of year-end 2018, MEDNAX ranked at the peer 38th percentile in terms of revenue, at the peer 54th percentile in terms of operating income, at the peer 69th percentile in terms of net income, at the peer 46th percentile in terms of market capitalization and at the peer 23rd percentile in terms of enterprise value. MEDNAX also ranked at the peer 46th percentile, 8th percentile and 25th percentile for three-year growth rates in revenues, income from operations and net income, respectively, and at the 15th percentile and 23rd percentile for annualized total shareholder return over the past three and five year periods, respectively. Data from the updated peer analysis are summarized in the tables below:

	Revenue	Income From Operations	Net Income	Market Capitalization(1)	Enterprise Value(2)

75th Percentile	$9,962.0	$1,225.2	$286.4	$8,823.9	$16,154.7

Median	$4,679.3	$433.0	$175.2	$3,655.7	$5,856.1

25th Percentile	$3,139.6	$276.4	$113.1	$2,177.6	$5,013.3

MEDNAX, Inc.	$3,647.1	$445.8	$268.6	$3,086.7	$5,002.5

MEDNAX, Inc. Percentile Rank	38%	54%	69%	46%	23%
(1)	Market capitalization calculated as of February 2019.
(2)	Enterprise value is equal to market capitalization value plus net debt as reported for year-end 2018.

	3-Year Compound Annual Growth Rates			Annualized Total Shareholder
				Return
	Revenue	Income From Operations	Net Income(1)	3-year	5-year

75th Percentile	11.3%	10.1%	16.9%	8.5%	10.6%

Median	9.5%	6.0%	1.8%	0.1%	3.4%

25th Percentile	1.4%	-0.5%	-7.2%	-15.4%	-7.9%

MEDNAX, Inc.	9.5%	-7.2%	-7.2%	-22.8%	-9.2%

MEDNAX, Inc. Percentile Rank	46%	8%	25%	15%	23%
(1)	Peer companies with an operating loss or net loss in either the base year or the most current year were assumed to rank at the bottom.

The Compensation Committee reviews a variety of other areas including key incentive design features, equity grant programs, historical CEO bonus payout levels, stock ownership policies, Board of Directors compensation and other policies relating to officer and Board member compensation from time to time relative to MEDNAX’s peers. In addition, the Compensation Committee periodically reviews information relating to NEO compensation practices as developed from companies considered to be MEDNAX peers by proxy advisory firms. However, since some of these advisory firms determine peers based primarily on comparable revenue, the Compensation Committee has not used information from these companies in evaluating NEO salaries, bonus opportunities and annual equity-based award values. The Compensation Committee believes that information from the peer group it has selected is more relevant.

SECTION IV: THE EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

The Compensation Committee reviews and approves base salary levels at the beginning of each year. Base salary decisions generally reflect the Compensation Committee’s consideration of the external market practices of our peer group for comparable positions, published survey data and subjective factors including the individual’s experience, role, responsibilities and performance.

2019 Base Salary Decisions

The 2019 base salaries for the NEOs were as follows:

NEO	2019 Base Salary
Roger J. Medel, M.D.	$1,000,000 (January – June) $1 (July – December)
Stephen D. Farber	$550,000
Joseph M. Calabro	$600,000 (January – June only)
David A. Clark	$525,000
Dominic J. Andreano	$475,000
John C. Pepia	$375,000 (January – May) $425,000 (June – December)

Dr. Medel elected to reduce his salary to a net amount of $1.00 effective July 2019. In April 2020 in response to the COVID-19 pandemic, our then-current NEOs, including Messrs. Farber, Andreano and Pepia, agreed to temporarily reduce their base salaries by 50% for the period April 1, 2020 through June 30, 2020.

Annual Bonuses

The Company’s NEOs participate in an annual bonus program, which is administered under the shareholder-approved MEDNAX, Inc. Amended and Restated 2008 Incentive Compensation Plan (the “2008 Plan”). The annual bonus is designed to recognize performance achievements primarily focused on our Company’s results of operations during its fiscal year.

The Compensation Committee uses guidelines and may apply either positive or negative discretion to adjust the bonuses based on the actual level of income from operations achieved, as well as other performance goals established for individual NEOs. In addition, the Compensation Committee uses a performance range at the target bonus level to minimize the variability of potential payouts. The bonus adjustment guidelines established for 2019 were as follows:

Adjusted Income From Operations: Performance Goals*	% of Target Bonus Payout
Less than $376,946,000	0%
$376,946,000	25%
$383,729,000	50%
$390,429,000	75%
$397,129,000	90%
$403,829,000-$433,829,000	100%
$440,336,000	125%
$446,941,000	150%
$453,646,000	175%
$460,712,000	200%
Adjusted Income From Operations was $408,495,000.

Actual target bonus payout percentages increase proportionately between each percentage amount based on the actual Income From Operations achieved by the Company.

Why We Use Adjusted Income From Operations

The Compensation Committee has used income from operations as its primary performance measure for annual bonuses and has for several years. This measure is used to encourage our NEOs to focus on efficiently managing our business and to execute on our acquisition growth strategy. We strive to set financial targets that are both challenging and realistic. Since this approach was first implemented a decade ago, actual bonus payouts for NEOs have averaged slightly below target, while Adjusted Income From Operations growth rates have consistently exceeded those of our peer group.

The Adjusted Income From Operations goal and maximum bonus award opportunities are also designed to satisfy the requirements of §162(m) of the Internal Revenue Code (the “Code”) for grandfathered agreements.

**

Adjusted Income From Operations is defined as Income From Operations as determined in accordance with GAAP, adjusted to exclude MedData results, transformational and restructuring related expenses and for the closure or sale of other assets, businesses or other such activities, including any costs and noncash charges associated with the divestiture of MedData and any other such closures, sales or other such activities. Actual Adjusted Income From Operations represents Income From Operations from continuing operations, adjusted for transformational and restructuring related expenses and goodwill impairment.

2019 Annual Bonus Decisions

The Compensation Committee establishes each NEO’s maximum annual bonus opportunity as a percentage of base salary in effect at the end of the year. The target bonus opportunity for each NEO is equal to 50% of the NEO’s maximum bonus opportunity. In March 2019, the Compensation Committee established the adjusted income from operations performance goals set forth in the table above. The Company’s 2019 adjusted income from operations corresponded to a payment of 100% of the target bonus opportunity under the guidelines. However, in light of the Company’s shareholder return during 2019, the Company’s stock price and overall performance, the Compensation Committee exercised its negative discretion and determined that Dr. Medel and each of Messrs. Calabro, Farber, Clark and Andreano would receive a payment of 75% of his target bonus opportunity. The Compensation Committee delegated to Dr. Medel the authority to exercise the Compensation Committee’s negative discretion in determining the actual bonus payment to Mr. Pepia, and Dr. Medel concluded that Mr. Pepia would also receive a payment of 75% of his target bonus opportunity.

Name	Maximum Annual Bonus as a % of Base Salary	Target Annual Bonus as a % of Base Salary	Actual Annual Bonus as a % of Target	Actual Bonus ($)
Dr. Medel	300%	150%	75.0%	$1,125,000*
Mr. Farber	200%	100%	75.0%	$412,500
Mr. Calabro	200%	100%	75.0%	$223,151**
Mr. Clark	200%	100%	75.0%	$393,750
Mr. Andreano	200%	100%	75.0%	$356,250
Mr. Pepia	100%	50%	75.0%	$159,375
*

Pursuant to the amendment to Dr. Medel’s employment agreement entered into on July 1, 2019, Dr. Medel’s performance bonus is based on his $1,000,000 base salary in place prior to entering into such amendment.

**	Mr. Calabro was entitled to a prorated bonus for the period January 1, 2019 through June 30, 2019, his last date of employment.

Equity-Based Awards

2019 Equity-Based Awards

The Compensation Committee approved the annual equity-based awards outlined below in February 2019. These equity-based awards were divided equally into performance share awards and time-based restricted stock awards for each of Dr. Medel and Messrs. Farber, Calabro, Clark and Andreano. Mr. Pepia’s award was a time-based restricted stock award.

For 2019, the Compensation Committee decreased the equity grant values for Dr. Medel and Mr. Calabro back to the historical levels of $6,150,000, and $3,750,000, respectively, in light of the decline of the Company’s stock price in the latter part of 2018 and early 2019.

50% of the equity-based awards for Dr. Medel and Messrs. Farber, Calabro, Clark and Andreano were granted in performance shares that:

Use two metrics:

Shares are earned based on the achievement of net revenue and Adjusted EBITDA goals, both of which we believe drive shareholder value creation. In particular, Adjusted EBITDA is a key driver of market capitalization value and is linked to shareholder returns.

Have rigorous performance goals:

A target award for each metric will be earned if net revenue or Adjusted EBITDA equals or exceeds $3.1 billion and $475 million, respectively. NEOs may receive an above-target award for each metric only if net revenue or Adjusted EBITDA exceeds $3.9 billion and $600 million, respectively. These goals vary year-to-year, based on various factors that may have a direct impact on the results for the performance period, including the effects of volume and reimbursement-related factors and acquisition-related activities.

The approach described in the table above reflects the Compensation Committee’s desire to set rigorous performance goals in a highly volatile and uncertain environment, while also rewarding NEOs when the Company achieves these goals and delivers sustained results for our shareholders.

In setting financial performance goals for these performance share awards, the Compensation Committee received recommendations from management based on the Company’s strategic plan for the performance measurement period. The Compensation Committee, working with its independent compensation consultant and Company management, evaluated the impact of various drivers on revenue and Adjusted EBITDA in determining the 2019 grants.

The 2019 performance goals incorporate specific factors that were expected to have a direct impact on the results for this performance period, while remaining challenging to achieve. The targets for the 2019 performance period differ from the Company’s historical five-year averages because of volatility in the various drivers that impact results from year to year. Other drivers considered in setting the performance goals included, but were not necessarily limited to: acquisition-related activities, including size, type, timing and volume of acquisitions, same-unit volume growth, increases in clinical compensation and malpractice expense, various expense-related initiatives and reimbursement-related factors, including payor mix. The Compensation Committee established net revenue and Adjusted EBITDA goals that reflected the financial challenges and uncertain operating environment, particularly with regard to year-over-year changes in Adjusted EBITDA,

Why We Use Adjusted EBITDA

The Compensation Committee introduced the use of Adjusted EBITDA, a non-GAAP measure, as a performance measure for its equity-based awards beginning in 2019. In connection with its transformation and restructuring initiatives previously discussed, beginning with the first quarter of 2019, we began to incur and anticipate we will continue to incur certain expenses that are expected to be project-based and periodic in nature. Accordingly, we began reporting Adjusted EBITDA from continuing operations, defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses. The Adjusted EBITDA measure is also intended to be further adjusted as necessary to exclude various non-ordinary course activities, such as costs and noncash charges, from the closure or sale of other assets, businesses, and other such activities. The Compensation Committee strives to set financial targets that are both challenging and realistic and believes this Adjusted EBITDA measure provides our shareholders with useful financial information to understand our underlying business trends and performance.

that the Compensation Committee felt were still rigorous yet achievable. At the time the goals were approved, the Company’s internal forecast for the Performance Share measurement period projected a modest decline in EBITDA and modest growth in net revenue, due to changes in payor mix, reduced patient volumes and increased pressures on clinical compensation. The Compensation Committee developed performance goals in light of these forecasts, noting that it would be extremely unlikely that an above-target award would be earned based on the financial forecasts at the time of the goal. The Compensation Committee believes the performance targets used for both net revenue and Adjusted EBITDA were challenging to achieve in the current market with adequate rigor. Consideration was also given to those factors that impacted previous year results (positively or negatively) but were not anticipated to impact 2019 results. In 2017, the Compensation Committee elected to eliminate a retesting feature of the equity program that allowed an additional opportunity to earn performance shares if the performance criteria were not met during the initial performance period, and consistent with equity awards granted in 2018, the 2019 equity awards did not include any retesting feature.

At the time the Compensation Committee set the performance goals for both the 2019 equity-based awards and the 2019 annual bonuses during February 2019 and March 2019, respectively, the 2019 budgeted results for the Company’s MedData business was included in such performance goals. Beginning with the first quarter of 2019, the Company reported the results from MedData as discontinued operations as the business unit was considered an asset held for sale. The MedData organization was sold in October 2019. When the Company measured its 2019 performance against the preestablished goals, it was necessary to include a pro forma adjustment to increase the continuing operations results, which did not include the results of MedData, by the amount of net revenue and Adjusted EBITDA that was included in the preestablished performance goals. As a result of these pro forma adjustments, the achievement of actual net revenue and Adjusted EBITDA was measured on the same basis as the performance goals were set. These pro forma adjustments are described in more detail in the equity program table below.

The Compensation Committee believes the above approach used to establish financial performance goals for performance share awards results in goals that are challenging yet realistic and achievable, adequately rigorous and effective in continuing to motivate the executive team to drive the strong shareholder returns historically generated by the Company. Accordingly, the Committee believes the performance shares awarded appropriately align Company performance with executive compensation.

While this discussion of 2019 equity awards relates to performance targets for the 2019 performance period, we believe our approach to granting performance shares also creates long-term alignment, given that the value of the award realized by the NEOs will depend on the value of our stock when the shares vest over a multi-year period. As a result, we believe our NEOs are incentivized not only to execute the Company’s strategy but also to maintain discipline in its acquisition-related activities and processes in order to generate sustainable longer-term growth and increased shareholder value. We believe our approach also addresses our critical need to retain the highest-caliber executives in our industry — especially as the challenges in the healthcare sector grow increasingly more complex and competition for executive talent in the healthcare sector increases.

The table below outlines the 2019 equity award program:

Equity Component	How It Works
Performance Share Awards (50%) Purpose: To have the percentage of shares earned vary with Company performance achievement compared to pre-established goals

•  50% of the performance share award is tied to net revenue results and 50% is tied to Adjusted EBITDA results; results for each metric are considered separately.

•  Performance was measured over a one-year period from January 1, 2019 through December 31, 2019.

•  If shares are earned during this initial measurement period, they will vest over the first three anniversaries of the grant date (March 1, 2020, March 1, 2021 and March 1, 2022) subject to continued employment.

•  Shares earned may vary from 0% to 150% of target based on achievement of net revenue and Adjusted EBITDA results during the initial measurement period:

	Net Revenue Achieved*	Shares Earned	Adjusted EBITDA Achieved*
	Below $3,100,000	0%	Below $475,000
	$3,100,000	25%	$475,000
	$3,100,001 to $3,299,999	See Footnote (1) below	$475,001 to $499,000
	$3,300,000 to $3,700,000	100%	$500,000 to $565,000
	$3,700,001 to $3,900,000	See Footnote (1) below	$565,001 to $600,000
	Over $3,900,001	150%	Over $600,000

*   To be adjusted on a pro forma basis as necessary to exclude the impacts, including costs and noncash charges, from the sale of MedData, the closure or sale of other assets, businesses, and other such activities. Net revenue achieved consisted of net revenue from continuing operations of $3.5 billion plus a pro forma adjustment of $183.5 million which represented the non-intercompany related net revenue included in the 2019 budget for MedData. Adjusted EBITDA achieved consisted of Adjusted EBITDA from continuing operations of $500.8 million plus a pro forma adjustment of $42.7 million which represented the non-intercompany related Adjusted EBITDA included in the 2019 budget for MedData.

(1) Actual percentage of shares earned was determined by linear interpolation based on the actual growth rate achieved. For example, for each 1% of net revenue growth achieved between -1.99% and 1.99%, 18.75% of the performance shares would be earned for that metric, and for each 1% of net revenue growth achieved between 9.01% and 12.0%, 16.7% of the performance shares would be earned. In each case, any earned performance shares are subject to additional time-based vesting.

• Any shares that were not earned by December 31, 2019 would have been forfeited.

Restricted Stock
Awards (50%)

Purpose: To encourage the retention of executives, while providing a continuing incentive to increase shareholder value since the realized value of the award will depend on the Company’s share price at the times an award vests

•  Vesting was contingent upon the Company achieving a performance goal established at the time of the grant to preserve tax deductibility under §162(m) of the Code for applicable grants under grandfathered agreements consisting of Adjusted EBITDA for the 12 months ended December 31, 2019 of not less than $425 million*. Because the performance goal was satisfied, shares will vest at the rate of one-third per year over the first three anniversaries of the grant date (March 1, 2020, March 1, 2021 and March 1, 2022) subject to continued employment.

*   To be adjusted on a pro forma basis as necessary to exclude the impacts, including costs and noncash charges, from the sale of MedData, the closure or sale of other assets, businesses, and other such activities. Adjusted EBITDA achieved consisted of Adjusted EBITDA from continuing operations of $500.8 million plus a pro forma adjustment of $42.7 million which represented the non-intercompany related Adjusted EBITDA included in the 2019 budget for MedData.

•  If the performance goal had not been achieved by March 31, 2020, all shares would have been forfeited.

Other Practices, Policies & Guidelines

Equity Grant Practices

The Compensation Committee determines the effective date of annual equity-based awards without regard to current or anticipated stock price levels. The Compensation Committee made the 2019 annual equity grant in February 2019 and may also make, and in the past has made, grants during the course of the year, primarily for new hires, promotions, to retain valued employees or to reward exceptional performance. These grants may be subject to performance conditions and/or time-based vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date.

We follow equity grant procedures designed to promote the proper authorization, documentation and accounting for all equity grants. Pursuant to these procedures the Compensation Committee or the Board of Directors must formally approve all equity awards during an in person or telephonic meeting or by the unanimous written consent executed by all members of the Compensation Committee or the Board of Directors, as the case may be, it being understood that no equity award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent are delivered to the General Counsel of the Company.

The grant-date fair value of our equity-based awards will be the closing sales price for a share of our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the Compensation Committee or the Board of Directors, which date may not be prior to either the date such grant was approved or the commencement date of employment of the employee to whom the equity award is being made.

Our “insiders” can only buy or sell Company stock in accordance with our Insider Trading Policy, and our employees generally can only buy or sell Company stock in accordance with our Policy Statement on Inside Information and Insider Trading for All Employees.

NEOs are allowed to vote performance shares and restricted stock as a shareholder based on the number of shares held under restriction. Any dividends declared with respect to any performance share or restricted stock awards would be held until the awards vest, at which time the dividends would be paid to the NEOs. If performance shares or restricted stock are forfeited, the NEO’s rights to receive the dividends declared with respect to those shares would be forfeited as well. At present, the Company does not pay dividends and it has no current intention to do so in the future.

Clawback Policy

The Company has adopted a “clawback policy” that permits the Company to seek to recover certain amounts of incentive compensation, including both cash and equity, awarded to any executive officer (as defined in the Exchange Act ) on or after January 1, 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to misconduct, and if the executive officer engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Stock Ownership and Retention Policy

The Compensation Committee believes that the Company’s Board of Directors and NEOs should maintain a material personal financial stake in the Company through the ownership of shares of the Company’s common stock to promote a long-term perspective in managing the enterprise and to align shareholder, Director and executive interests.

Each of our NEOs are required to own shares of MEDNAX common stock with a value of not less than a specified multiple of his or her base salary. The policy also requires NEOs to retain 50% of net after-tax shares acquired during the year upon vesting (or exercise of stock options) unless his or her ownership level was satisfied as of the beginning of the year. These multiples were determined in accordance with current market practice.

The chart below shows the multiple of base salary ownership requirements and actual ownership levels as of December 31, 2019 for NEOs active as of December 31, 2019:

Name	Ownership Requirement	Ownership Level
Dr. Medel	6x base salary	72.6x base salary
Mr. Farber	2x base salary	3.9x base salary
Mr. Andreano	2x base salary	2.3x base salary
Mr. Pepia	2x base salary	5.5x base salary

As the table above reflects, our NEOs hold a significant investment in MEDNAX, which is a strong reflection of our culture and aligns with our compensation philosophy.

Shares that count toward the ownership requirement are as follows:

•	Owned outright by the NEO or Director, or by spouse or dependent children;

•	Held in trust for economic benefit of the NEO or Director, or spouse or dependent children;

•	Held in the MEDNAX 401(k) plan or other Company-sponsored benefit plan; and

•

Restricted shares/units for which the underlying performance conditions have been met and only remain subject to time-based vesting requirements or any restricted shares/units only subject to time-based vesting requirements or the achievement of performance goals established at the time of the grant solely to preserve tax deductibility under Section 162(m) of the Code.

The Compensation Committee will evaluate NEO ownership levels annually and will review this policy from time to time and, following consultation with the Board of Directors, make modifications as necessary or appropriate.

Anti-Hedging and Anti-Pledging Policy

All MEDNAX Directors, management, financial and other insiders are prohibited from engaging in transactions in MEDNAX securities or derivatives of MEDNAX securities that might be considered hedging, such as selling short or buying or selling options. In addition, it is against the policy for such persons to hold securities in margin accounts or pledge MEDNAX securities as collateral for a loan, unless such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Retirement and Deferred Compensation Plans

We maintain a Thrift and Profit Sharing Plan (the “401(k) Plan”), which is a 401(k) plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our discretionary matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute from 1% to 60% of their eligible compensation to an investment trust on a pre-tax and/or Roth after-tax basis, up to the maximum dollar amounts permitted by law. The 401(k) Plan also offers employees the option to voluntarily contribute additional funds on a non-deductible after-tax basis subject to certain limits. In 2019, the maximum employee pre-tax and/or Roth elective contribution to the 401(k) Plan was $19,000, plus an additional $6,000 for employees who were at least 50 years old in 2019. In 2020, the maximum employee pre-tax and/or Roth elective contribution to the 401(k) Plan is $19,500. Eligible compensation generally means all wages, salaries and fees for services from the Company, up to a maximum specified amount permitted by law. Matching contributions under the 401(k) Plan are discretionary. For 2019, the Company matched 100% of the first 3% of eligible compensation that each eligible participant contributed to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests as follows: 30% after one year of service, 60% after two years of service, and 100% after three years of service. However, regardless of the number of years of service, an employee is fully vested in our matching contributions (and the earnings thereon) if the employee retires at age 65 or later, or terminates employment by reason of death or total and permanent disability. The 401(k) Plan provides for a variety of different investment options, in which the employee’s and the Company’s contributions are invested.

Although the Company maintains a non-qualified deferred compensation plan, none of the NEOs participate in that Plan.

The amounts of the Company’s matching contributions under the 401(k) Plan for 2019 for each of the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Benefits and Perquisites

We provide our NEOs with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining executives in a competitive marketplace, and to provide financial security in these circumstances. NEOs are eligible for health and welfare benefits available to similarly situated eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage.

Pursuant to the terms of their Employment Agreements, Dr. Medel was, and Messrs. Farber and Andreano are, entitled to 38 days paid time off each year and Mr. Pepia is entitled to 28 days paid time off each year for vacation, illness, injury, personal days and other similar purposes in accordance with our policies in effect from time to time. Any paid time off not used during a calendar year may be carried over to the next year to the extent permitted under those policies. Dr. Medel and Mr. Calabro were entitled under their Employment Agreements to utilize, for personal travel, the aircraft that the Company leases. Dr. Medel’s personal use of the aircraft was limited to 95 hours of flight in any calendar year, and Mr. Calabro’s personal use of the aircraft was limited to 50 hours of flight in any calendar year without the consent of the Compensation Committee. The incremental cost to the Company of these benefits for Dr. Medel and Mr. Calabro is included in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee has reviewed our perquisites expenditures, and believes they continue to be an important element of the overall compensation package to retain current officers, and in fact command a higher perceived value than the actual cost.

Termination of Employment and Change in Control Agreements

As described in greater detail below, the Employment Agreements between the Company and each of the NEOs provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment, the amount of which varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable, appropriate, and generally consistent with market practice. In the case of Dr. Medel and Messrs. Farber and Andreano, their current Employment Agreements provide that if any amount payable to the executive in connection with a Change in Control would be subject to excise tax under Section 4999 of the Code, then the Company will reduce the payment to an amount equal to the largest portion of such payment that would result in no portion of such payment being subject to excise tax (unless such reduction would result in the executive receiving, on an after tax basis, an amount lower than the unreduced payment after taking into account all applicable federal, state and local employment taxes, income taxes and excise taxes, in which case the payment amount would not be reduced).

In certain situations pursuant to the terms of the award agreement or an executive’s Employment Agreement, the performance and service requirements may be waived and vesting accelerated.

Additionally, any unvested restricted stock is generally forfeited upon termination of the employment of the NEOs. The Employment Agreements with our NEOs provide, however, that their restricted stock may vest or continue to vest after termination of employment in certain circumstances. For a more detailed explanation of the employment agreement terms governing vesting of equity in various termination events, please see the section below entitled “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth the 2019, 2018 and 2017 compensation for our principal executive officer, principal financial officer, and our other NEOs for the time they were deemed to be NEOs.

Name and Principal Position	Year	Salary		Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Roger J. Medel, M.D. Former Chief Executive Officer	2019	$500,001	(2)	$6,150,034	$1,125,000	$291,241	(3)	$8,066,276
	2018	$1,000,000		$8,000,040	$669,000	$268,977	(3)	$9,938,017
	2017	$1,000,000		$6,150,000	$—	$215,508	(3)	$7,365,508

Stephen D. Farber Executive Vice President and Chief Financial Officer	2019	$550,000		$2,400,008	$412,500	$36,649	(5)	$3,399,157
	2018	$192,882	(4)	$4,758,000	$191,370	$607,381	(5)	$5,749,633

Joseph M. Calabro Former President	2019	$300,000		$3,750,026	$223,151	$538,945	(6)	$4,812,122
	2018	$600,000		$5,000,005	$267,600	$155,790	(6)	$6,023,395
	2017	$600,000		$3,750,025	$—	$90,766	(6)	$4,440,791

David A. Clark Former Chief Operating Officer	2019	$525,000		$1,950,002	$393,750	$8,648	(8)	$2,877,400
	2018	$483,333	(7)	$3,220,840	$234,150	$11,288	(8)	$3,949,611
	2017	$450,000		$1,600,034	$337,500	$18,266	(8)	$2,405,800

Dominic J. Andreano Executive Vice President, General Counsel and Secretary	2019	$475,000		$1,050,025	$356,250	$8,648	(10)	$1,889,923
	2018	$433,333	(9)	$1,353,036	$211,850	$11,288	(10)	$2,009,507
	2017	$350,000		$1,000,085	$196,875	$11,088	(10)	$1,558,048

John C. Pepia Senior Vice President and Chief Accounting Officer	2019	$406,183	(11)	$1,500,026	$159,375	$8,648	(12)	$2,074,232

(1)

Stock awards consist of performance-based restricted stock awards, time-based restricted stock awards and time-based restricted stock unit awards. The amounts in this column reflect the grant-date fair value of the awards, calculated in accordance with the accounting guidance for equity-based compensation, but excluding the impact of estimated forfeitures. The amounts included for any performance-based restricted stock awards are calculated based on the most probable outcome of the performance conditions for such awards on the grant date. See the Grants of Plan-Based Awards in 2019 table for information on restricted stock awards granted in 2019. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 15, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in the Annual Report on Form 10-K.

(2)	The salary amount provided represents actual paid salary for 2019. Dr. Medel’s salary was reduced to a net amount of $1 effective July 1, 2019.
(3)

Reflects incremental costs in 2019, 2018 and 2017 of $282,774, $257,848 and $204,578, respectively, for Dr. Medel’s personal use of an aircraft which MEDNAX leases, in accordance with his Employment Agreement, additional compensation in 2019, 2018, and 2017 of $8,400, $11,000 and $10,800, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX of $66, $130 and $130, respectively, for term life insurance coverage.

(4)	The salary amount provided represents actual paid salary for 2018. Mr. Farber joined the Company effective August 22, 2018.
(5)

Reflects additional compensation of $8,400 for 401(k) thrift and profit sharing matching contribution in 2019, costs incurred by MEDNAX of $248 and $48 for term life insurance coverage in 2019 and 2018, respectively, incremental costs in 2019 of $28,001 for Mr. Farber’s share of personal travel on an aircraft which MEDNAX leases, and $300,000 for a sign-on bonus and $300,000 for a relocation expense allowance in 2018.

(6)

Reflects $300,000 for severance payments made pursuant to Mr. Calabro’s employment agreement and $150,000 for salary in lieu of 90 days’ notice of termination in 2019, incremental costs in 2019, 2018 and 2017 of $80,420, $144,502 and $79,678, respectively, for Mr. Calabro’s personal use of an aircraft which MEDNAX leases, in accordance with his Employment Agreement, additional compensation in 2019, 2018 and 2017 of $8,400, $11,000 and $10,800, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX in 2019, 2018 and 2017 of $124, $288 and $288, respectively, for term life insurance coverage.

(7)	The salary amount provided represents actual paid salary for 2018. Mr. Clark received increases in base salary effective January 2018 and November 2018.
(8)

Reflects additional compensation of $8,400, $11,000 and $10,800 for 401(k) thrift and profit sharing matching contributions in 2019, 2018 and 2017, respectively, costs incurred by MEDNAX of $248, $288 and $288 for term life insurance coverage in each of 2019, 2018 and 2017, respectively, and incremental costs of $7,178 in 2017 for Mr. Clark’s share of personal travel on an aircraft which MEDNAX leases, which use of such aircraft occurred during travel with either Dr. Medel or Mr. Calabro under the terms of each executive’s Employment Agreement.

(9)	The salary amount provided represents actual paid salary for 2018. Mr. Andreano received increases in base salary effective January 2018 and November 2018.
(10)

Reflects additional compensation of $8,400, $11,000 and $10,800 for 401(k) thrift and profit sharing matching contributions in 2019, 2018 and 2017, respectively, and costs incurred by MEDNAX of $248, $288 and $288, respectively, for term life insurance coverage in 2019, 2018 and 2017.

(11)	The salary amount provided represents actual paid salary for 2019. Mr. Pepia received an increase in base salary effective May 16, 2019.
(12)	Reflects additional compensation of $8,400 for 401(k) thrift and profit sharing matching contributions and costs incurred by MEDNAX of $248 for term life insurance coverage.

Grants of Plan-Based Awards in 2019

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)(2)			All Other Stock Awards (Shares)		Grant- Date Fair Value of Stock Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Roger J. Medel, M.D.
Annual cash incentive		$0	$1,500,000	$3,000,000
Performance share award	2/12/19				0	89,208	133,812			$3,075,017
Restricted stock award	2/12/19							89,209	(3)	$3,075,017

Stephen D. Farber
Annual cash incentive		$0	$550,000	$1,100,000
Performance share award	2/12/19				0	34,812	52,218			$1,200,004
Restricted stock award	2/12/19							34,814	(3)	$1,200,004

Joseph M. Calabro
Annual cash incentive		$0	$600,000	$1,200,000
Performance share award	2/12/19				0	54,396	81,594			$1,875,013
Restricted stock award	2/12/19							54,395	(3)	$1,875,013

David A. Clark
Annual cash incentive		$0	$525,000	$1,050,000
Performance share award	2/12/19				0	28,286	42,429			$975,001
Restricted stock award	2/12/19							28,285	(3)	$975,001

Dominic J. Andreano
Annual cash incentive		$0	$475,000	$950,000
Performance share award	2/12/19				0	15,230	22,845			$525,012
Restricted stock award	2/12/19							15,232	(3)	$525,013

John C. Pepia
Annual cash incentive		$0	$212,500	$425,000
Restricted stock award	2/12/19							7,253	(3)	$250,011
Restricted stock award	6/01/19							50,690	(4)	$1,250,015

(1)

These columns reflect the range of payouts for 2019 annual cash bonuses under the 2008 Plan. Amounts actually earned in 2019 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see the section entitled “Annual Bonuses” in CD&A.

(2)

Represents performance share awards granted under the Plan, for which shares earned had the ability to vary from 0% to 150% of target based on growth rates of net revenue and Adjusted EBITDA during the initial measurement period. Award amounts were divided equally into performance share awards (50%) and time-based restricted stock (50%). 50% of the performance share award was tied to the Company’s net revenue results and 50% of the performance share award was tied to the Company’s Adjusted EBITDA results; results for each metric were considered separately. Performance was measured over a one-year period from January 1, 2019 through December 31, 2019, and it was determined that the target shares were earned. The shares earned vest in three equal increments on March 1, 2020, March 1, 2021 and March 1, 2022, subject to continued employment. Had there been a Change in Control (as defined in the Plan) during 2019, the performance metrics would have automatically been deemed to have been met at least the 100% level. Any shares not earned by March 31, 2020 would have been forfeited. For a more detailed description of our performance share awards and equity-based award granting policies, see the section entitled “2019 Equity-Based Awards” in CD&A.

(3)

Represents restricted stock awards granted under the Plan, for which the vesting was contingent upon the Company achieving a performance goal established at the time of the grant to preserve tax deductibility under §162(m) of the Code for grandfathered agreements. The performance goal was established as Company Adjusted EBITDA for the twelve months ended December 31, 2019 and must have equaled or exceeded $425 million. Had there been a Change in Control (as defined in the Plan) during 2019, the Adjusted EBITDA performance measure for the Performance Based Restricted Shares would have automatically been deemed to have been met. The performance goal was achieved, and accordingly, the restricted stock awards will vest in three equal increments on March 1, 2020, March 1, 2021 and March 1, 2022, subject to continued employment. If, however, the Adjusted EBITDA goal had not been met, then the restricted stock would have terminated and become null and void. For a more detailed description of our restricted stock and equity-based award granting policies, see the section entitled “2019 Equity-Based Awards” in CD&A.

(4)

Represents restricted stock awards granted under the Plan. The restricted stock awards will vest 50% on June 1, 2021 and 50% on June 1, 2022, subject to continued service on each such anniversary date.

(5)

The grant-date fair value of the performance share awards (based on the probable outcome of such conditions) and restricted stock awards is determined pursuant to the accounting guidance for equity-based compensation, and represents the total amount that will be expensed in our financial statements over the relevant vesting periods. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 15, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in the Annual Report on Form 10-K.

Outstanding Equity Awards at 2019 Fiscal Year-End

Name	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(1)
Roger J. Medel, M.D.	36,844	(2)	$1,023,895
	98,292	(3)	$2,731,535
	178,417	(4)	$4,958,208

Stephen D. Farber	50,000	(5)	$1,389,500
	69,626	(4)	$1,934,907

Joseph M. Calabro	22,466	(2)	$624,330
	61,432	(3)	$1,707,195
	108,791	(4)	$3,023,302

David A. Clark	14,741	(6)	$409,652

Dominic J. Andreano	2,996	(2)	$83,259
	9,828	(8)	$273,120
	9,215	(3)	$256,085
	7,500	(7)	$208,425
	30,462	(4)	$846,539

John C. Pepia	1,348	(2)	$37,461
	7,862	(8)	$218,485
	2,764	(3)	$76,812
	7,253	(4)	$201,561
	50,690	(9)	$1,408,675

(1)	Based on a stock price of $27.79, which was the closing price of a share of our common stock on the New York Stock Exchange on December 31, 2019.
(2)	These performance share awards and restricted stock awards vested on June 1, 2020.
(3)	These performance share awards and restricted stock awards vest in two equal increments on each of March 1, 2020 and March 1, 2021.
(4)	These performance share awards and restricted stock awards vest in three equal increments on each of March 1, 2020, March 1, 2021 and March 1, 2022.
(5)	These restricted stock awards vest 60% on September 1, 2020 and 40% on September 1, 2021.
(6)	These restricted stock unit awards vested on July 13, 2020.
(7)	These restricted stock awards vest 60% on December 1, 2020 and 40% on December 1, 2021.
(8)	These restricted stock unit awards vested on March 1, 2020.
(9)	These restricted stock awards vest 50% on June 1, 2021 and 50% on June 1, 2022.

Stock Vested in Fiscal Year 2019

Name	Stock Awards(1)
	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(2)
Roger J. Medel, M.D.	110,529	$3,131,108
Stephen D. Farber	50,000	$1,054,000
Joseph M. Calabro	68,146	$1,933,896
David A. Clark	41,853	$1,124,744
Dominic J. Andreano	17,555	$481,872
John C. Pepia	3,834	$105,956

Note:	There were no exercises of option awards in 2019 and no options were outstanding for any NEO as of December 31, 2019.

(1)	These columns reflect performance shares and restricted stock previously awarded to the NEO that vested during 2019.
(2)	Calculated based on the closing price of a share of our common stock on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change in Control

In August 2011, the Company entered into a new Employment Agreement with Dr. Medel that replaced his previous Employment Agreement entered into in August 2008. In October 2017, the Company entered into an amendment to Dr. Medel’s Employment Agreement to extend its term until August 2021. In August 2008, the Company entered into an Employment Agreement with Mr. Calabro. The Company entered into a new Employment Agreement with Mr. Clark in February 2018. In August 2018, the Company entered into an Employment Agreement with Mr. Farber. In August 2019, the Company entered into a new Employment Agreement with Mr. Pepia. In February 2020, the Company entered into new Employment Agreements with Messrs. Farber and Andreano. In April 2020, Messrs. Farber, Andreano and Pepia amended their Employment Agreements in April 2020 to reflect the 50% reduction in annual base salary for such executives in the second quarter of 2020 as a result of COVID-19. Each of these Employment Agreements provides, or provided, in the case of Dr. Medel and Messrs. Calabro and Clark, for the Company to make certain payments and provide certain benefits to the executive upon termination of employment with the Company. Those provisions are summarized below.

Termination by Company for Cause. In the event that Messrs. Farber, Andreano, or Pepia’s employment with the Company is terminated by the Company for Cause, then the Company will pay the executive his base salary through the termination date at the rate in effect at the termination date and reimburse the executive for any reasonable business expenses incurred through the date of termination.

The term “Cause” is defined in each of the Employment Agreements for Messrs. Farber and Andreano to mean the executive’s (i) engagement in (A) willful misconduct resulting in material harm to the Company, or (B) gross negligence; (ii) conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of the Company’s assets; (iii) willful and continual failure, after written notice, to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with his position, duties, and authorities, the reasonable lawful mandates of his supervisor; or (iv) breach of the requirements of his employment agreement with respect to the Company’s confidential information. For purposes of this definition, acts or omissions taken by the executive in a good faith belief that they were in the best interests of the Company or if done at the express direction of the Company’s Board of Directors will not be deemed willful or grossly negligent. In the Employment Agreement for Mr. Pepia, the term “Cause” is defined to mean (i) any act or omission of the executive which is materially contrary to the business interests, reputation or goodwill of the Company; (ii) a material breach by the executive of his obligations under the Employment Agreement, which breach is not promptly remedied upon written notice from the Company; (iii) his refusal to perform his duties as assigned pursuant to the Employment Agreement other than a refusal which is remedied by the executive promptly after receipt of written notice thereof by the Company; (iv) the determination by Employer made in good faith that Mr. Pepia’s performance of his duties is below the

Company’s standards, and which performance is not cured after appropriate notice by the Company; or (v) his failure or refusal to comply with a reasonable policy, standard or regulation of the Company in any material respect.

Termination by Executive due to Poor Health or due to Executive’s Death. In the event that Messrs. Farber, Andreano, or Pepia terminates his employment due to the executive’s health becoming impaired to any extent that makes the continued performance of his duties hazardous to the executive’s physical or mental health or life (“Poor Health”), or the executive’s employment terminates because of his death, then the Company will pay to the executive (or his estate) his base salary to the termination date, pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with the Employment Agreement) and reimburse the executive for any reasonable business expenses incurred through the date of termination. In addition, if the executive terminates his employment due to Poor Health, the executive will receive any disability payments otherwise payable under any plans provided by the Company.

Termination due to Disability. If the Company terminates the employment of Messrs. Farber, Andreano, or Pepia by reason of his Disability, then the Company will continue to pay each executive his respective base salary for a period of 12 months after the termination date, in the case of Messrs. Farber and Andreano, and 90 days after the termination date in the case of Mr. Pepia, and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated.

Termination by Company without Cause or by Executive for Good Reason or due to Change in Control. If the Company terminates the employment of Dr. Medel or Mr. Calabro without Cause (which occurred in Dr. Medel’s case effective July 12, 2020 and in Mr. Calabro’s case effective June 30, 2019), then the Company will (a) pay that executive’s base salary through the termination date plus any reimbursement owed to that executive for any reasonable business expenses incurred through the date of termination, (b) continue to pay the executive’s base salary for a period of 24 months after the termination date, (c) on the first and second anniversaries of the termination date, pay the executive an amount equal to the greater of his “average annual performance bonus” or his bonus for the year immediately preceding his termination and (d) pay the executive a pro rata portion of the bonus he would have received for the year in which his employment terminates. Had the termination been due to a Change in Control, then the performance bonuses referred to in (c) above would be paid to the executive in a lump sum within 90 days of the termination date. Upon the termination of Mr. Clark without Cause on January 13, 2020, effective as of December 31, 2019, the Company is required to (a) pay his base salary through the termination date plus any reimbursement owed to him for any reasonable business expenses incurred through the date of termination, (b) continue to pay his base salary for a period of 24 months after the termination date, (c) on the first anniversary of the termination date, pay Mr. Clark an amount equal to 1.5 times the executive’s “average annual performance bonus”, and (d) pay Mr. Clark a pro rata portion of the bonus he would have received for 2019. If the Company terminates the employment of Messrs. Farber or Andreano without Cause or if the executive terminates his own employment for Good Reason, then the Company will (a) pay that executive’s base salary through the termination date plus any reimbursement owed to that executive for any reasonable business expenses incurred through the date of termination, (b) continue to pay the executive’s base salary for a period of 24 months after the termination date, (c) within 30 days of the first anniversary of the termination date (within 90 days of the termination date in the case of termination by Messrs. Farber or Andreano for Good Reason), pay the executive an amount equal to the greater of (i) 1.5 times the executive’s average annual performance bonus (as defined below) or (ii) 1.5 times the executive’s target performance bonus amount (as defined in the employment agreements), and (d) pay the executive a pro rata portion of his target bonus amount. For this purpose, “average annual performance bonus” means the average of the executive’s earned performance bonus as a percentage of base salary for the three years preceding such termination date, multiplied by the executive’s base salary at the time of termination. If Mr. Pepia terminates his employment for Good Reason (including a Change in Control Good Reason, as defined below), then the Company will (a) pay him base salary through the termination date plus any reimbursement owed to him for any reasonable business expenses incurred through the date of termination, (b) continue to pay him base salary for a period of 12 months after the termination date, (c) pay him a pro rata portion of the performance bonus he would have received for the year in which his employment terminates, and (d) pay him an amount equal to the greater of his “average annual performance bonus” (as defined in his Employment Agreement) or his bonus for the year immediately preceding his termination. If the Company terminates the employment of Mr. Pepia without Cause, then the Company will (a) pay his base salary through the termination date plus any reimbursement owed to him for any reasonable business expenses incurred through the date of termination, (b) continue to pay his base salary for a period of 12 months after the termination date, (c) pay him a pro rata portion of the performance bonus he would have received for the year in which his employment terminates, and (d) within 30 days of the first anniversary of the termination date, pay him an amount equal to his “average annual performance bonus.” For this purpose, “average annual performance bonus” means (i) the average of the percentage of the performance bonus target achieved by the executive for the three full calendar years prior to the termination date. If the termination is due to a Change in Control, then the performance bonuses referred to in (d) above would be paid to the executive in a lump sum within 90 days of the termination date. For purposes of this definition, “Good Reason” will not be deemed to exist unless the executive provides the Company with written notice of the existence of such condition within 180 days after the initial existence of the condition and the Company fails to remedy the condition within 30 days after its receipt of such notice.

The Employment Agreement for Messrs. Farber and Andreano defines “Good Reason” to mean (i) a decrease in the executive’s base salary; (ii) a decrease in the performance bonus potential utilized by the Company in determining a performance bonus for the executive; (iii) a failure by the Compensation Committee to approve an annual equity grant of at least the amount set forth in his Employment Agreement; (iv) assigned any position, duties, responsibilities or compensation that is inconsistent with his current position, duties, responsibilities or compensation; (v) a material diminution in his authorities, duties or responsibilities, provided that, if following a Change in Control, the Company’s stock is no longer listed for trading on a national securities exchange, the executive has Good Reason to terminate his employment; (vi) Messrs. Farber or Andreano are required to report to any person other than the senior most executive officer of the Company, the Board or a duly constituted committee thereof, or if the senior most executive officer of the Company is any person other than Dr. Medel, unless such executive becomes the senior most executive officer of the Company; (vii) Messrs. Farber or Andreano are required to be based in any office or location outside of the metropolitan area where the Company’s present corporate offices are located; or (viii) any other action or inaction that constitutes a material breach of this Agreement by Employer. The Employment Agreement for Mr. Pepia defines “Good Reason” to mean (i) a decrease in the his base salary; (ii) a decrease in the performance bonus potential utilized by the Company in determining a performance bonus for the executive; (iii) within a twelve-month period after a Change in Control, the executive is either (a) terminated, (b) assigned any position, duties, responsibilities or compensation that is inconsistent with his position, duties, responsibilities or compensation prior to such Change in Control, or (c) forced to relocate to another location more than 25 miles from the Company’s location prior to the Change in Control (each of (iii)(a),(b) and (c) a “Change in Control Good Reason”); (iv) the assignment to the executive of any officer position inconsistent with his present position or material diminution in authority, other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice; or (v) the requirement by the Company that the executive be based in any office or location outside of the metropolitan area where the Company’s present corporate offices are located, except for travel reasonably required in the performance of Mr. Pepia’s duties.

On July 12, 2020, each of Messrs. Farber and Andreano entered into a second amendment (the “Second Amendments”) to their respective Employment Agreements, pursuant to which, among other things, (i) each executive agreed that he will not terminate his employment for “Good Reason” during the 60-day period after the date of the Settlement Agreement, which such executive is entitled to do under his Employment Agreement as a result of Dr. Medel no longer being the senior most executive officer of the Company; (ii) the Company may not terminate the executive’s employment for “Cause” during the 91-day period beginning on the date of the Settlement Agreement; and (iii) all “Equity Awards” (as defined in the Employment Agreements) granted to the executive by the Company prior to the date of the Settlement Agreement became fully vested as of the date of the Settlement Agreement (a benefit to which each such executive was entitled under the Employment Agreements in connection with a “Good Reason” termination), in connection with which each executive entered into a customary release of the Company.

The term “Change in Control” is defined in each executive’s Employment Agreement to mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than 50% of the Company’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors (as defined below) to constitute a majority of the Company’s Board of Directors during any two (2) consecutive year period after the date of each of the executive’s Employment Agreement (the “Two-Year Period”). “Applicable Directors” means those individuals who are members of the Company’s Board of Directors at the inception of the Two-Year Period and any new Director whose election to the Board of Directors or nomination for election to the Board of Directors was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

Termination by Executive. Messrs. Farber, Andreano, and Pepia may terminate his employment, other than for Good Reason or due to a Change in Control, upon 90 days’ notice to the Company. In such event, the Company will continue to pay the executive his base salary through the termination date. If the Company specifies a termination date for the employment of any of the NEOs that is less than 90 days, as applicable after the Company’s receipt of written notice of such termination from the executive, then the Company will continue to pay to the executive his base salary for a period ending on such 90th day.

Continuation of Group Health Coverage. The Employment Agreement for Messrs. Farber, Andreano and Pepia also provides for the continuation in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company during any severance period or transition period. For this purpose, “severance period” means the period after the termination date during which the executive continues to receive base salary payments following the termination of employment as described above. In addition, in the case of Dr. Medel, upon termination of his employment for any reason (which occurred effective July 12, 2020) and only if he and his eligible dependents first irrevocably decline any continuation coverage provided pursuant to the applicable provisions in the Employee Retirement Income Security Act of 1974, he and his eligible dependents will be entitled to elect to continue in any self-insured, group health plan sponsored by the Company as if he were still an employee of the Company (the “Enhanced Coverage”), during a period of five years following the later of the termination date or the end of the transition period. In its sole discretion, the Company may provide healthcare insurance to Dr. Medel and his eligible dependents through one or several insurance carriers selected by the Company in lieu of the Enhanced Coverage (the “Alternate Enhanced Coverage”), provided the coverage is substantially comparable. Dr. Medel will pay the full cost of the Enhanced Coverage or the cost of the Alternate Enhanced Coverage, up to the cost of the plan for such period of coverage for similarly situated employees and covered beneficiaries.

Vesting of Equity Awards. The Employment Agreement for Dr. Medel provided that all unvested stock options, stock appreciation rights, restricted stock and other stock based awards granted to Dr. Medel by the Company will continue to vest until fully vested following the termination of Dr. Medel’s employment due to Disability, termination without Cause (which occurred effective July 12, 2020), Good Reason, Poor Health or death. The Employment Agreement for Mr. Calabro provided that all unvested stock options, stock appreciation rights, restricted stock and other stock based awards granted to Mr. Calabro by the Company will continue to vest until fully vested following the termination of Mr. Calabro’s employment without Cause effective June 30, 2019, subject to Mr. Calabro’s continued compliance with his restrictive covenants in favor of the Company. In addition, in the event of a Change in Control, for Dr. Medel such awards will automatically vest and, in the case of stock options and stock appreciation rights, become immediately exercisable. In the event Messrs. Farber, Andreano or Clark’s employment is terminated by the Company without Cause (which occurred in Mr. Clark’s case on January 13, 2020, effective as of December 31, 2019), or by the executive for Good Reason, any unvested equity awards will automatically vest. Further, in the event Mr. Farber’s or Andreano’s employment is terminated due to Disability, Poor Health or death, any unvested equity awards will automatically vest. In the event that, at any time following a Change in Control, Mr. Pepia is terminated by the Company without Cause or by the executive for Good Reason, provided that termination by the executive for Good Reason related to a diminution in duties following a Change in Control must occur within the 12-month period following a Change in Control, any unvested stock options, unvested restricted stock, unvested stock appreciation rights and other unvested incentive compensation awards, held by the executive on the termination date will automatically vest and, in the case of stock options, become immediately exercisable as of the effective date of such termination.

Payments of Unused Leave Time. In accordance with the Company’s paid time off policies, an executive officer will be paid any earned but unused paid time off upon termination. This payment will occur in all termination events. In addition to the leave time that the executive accrues in any year, such executive may carry forward 10 days of leave time from the prior year; therefore, the maximum payout upon termination for each executive would be the value of such executive’s contracted annual leave time plus 10 carry-over days.

Restrictive Covenants. Pursuant to his or her Employment Agreement, each executive officer is subject to certain restrictive covenants that survive termination of employment, such as 18 or 24-month non-solicitation and non-competition restrictive covenants, a customary confidentiality agreement surviving the term of the Employment Agreement and a 10-year non-disparagement restrictive covenant. If the executive fails to comply with any of those restrictive covenants, he or she will not be entitled to receive any further payments or benefits as a result of the termination of his or her employment (other than his or her base salary through the date of termination and reimbursement of any reasonable business expenses incurred through the date of termination). In addition, the Company then will have the right to terminate without advance notice any future payments and benefits of every kind that otherwise would be due to the executive on account of his or her termination of employment.

The following table illustrates the payments and benefits that each of Dr. Medel and Messrs. Farber, Andreano and Pepia would have received under his Employment Agreement if his employment with the Company had terminated for any of the reasons described above on December 31, 2019. Mr. Clark was terminated by the Company without Cause effective as of December 31, 2019. The amounts presented in the tables, reflect compensation (including equity ownership) at such year end, are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the NEOs, which would only be known at the time that employment actually terminates.

		TRIGGERING EVENT
Executive	Compensation Components	Change in Control	By Executive without Good Reason	By Company for Cause		By Company without Cause	By Executive for Good Reason	By the Company by Reason of Executive’s Disability	By Executive Due to Poor Health or Due to Executive’s Death
Roger J. Medel, M.D.	Cash Severance(1)	$6,375,000	$1,125,000	$—	(10)	$5,375,000	$5,375,000	$2,125,000	$1,125,000
	Long-term Incentives(5)	8,713,638	—	—		8,713,638	8,713,638	8,713,638	8,713,638
	Other Compensation(6)	198,000	198,000	198,000		198,000	198,000	198,000	198,000

	Total Benefit to Employee	$15,286,638	$1,323,000	$198,000		$14,286,638	$14,286,638	$11,036,638	$10,036,638

Stephen D. Farber	Cash Severance(2)	$2,887,500	$—	$—	(10)	$2,337,500	$2,062,500	$1,237,500	$412,500
	Long-term Incentives(7)	3,324,407	—	—		3,324,407	3,324,407	3,324,407	3,324,407

	Total Benefit to Employee	$6,211,907	$—	$—		$5,661,907	$5,386,907	$4,561,907	$3,736,907

David A. Clark	Cash Severance(3)	$—	$—	$—		$1,575,000	$—	$—	$—
	Long-Term Incentives(7)	—	—	—		3,232,088	—	—	—

	Total Benefit to Employee	$—	$—	$—		$4,807,088	$—	$—	$—

Dominic J. Andreano	Cash Severance(3)	$1,662,500	$—	$—	(10)	$1,425,000	$1,425,000	$1,068,750	$356,250
	Long-term Incentives(8)	1,667,428	—	—		—	1,667,428	1,667,428	1,667,428

	Total Benefit to Employee	$3,329,928	$—	$—		$1,425,000	$3,092,428	$2,736,178	$2,023,678

John C. Pepia	Cash Severance(4)	$584,375	$—	$—	(10)	$743,750	$743,750	$265,625	$159,375
	Long-term Incentives(9)	1,942,993	—	—		1,942,993	1,942,993	—	—

	Total Benefit to Employee	$2,527,368	$—	$—		$2,686,743	$2,686,743	$265,625	$159,375

(1)

Cash severance includes: (i) in the case of a termination by the executive without Good Reason, base salary through the date of termination, the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year, as set forth in the Summary Compensation Table, if the executive had not been terminated so long as the executive gives sufficient notice and executes a general release of Company plus any reimbursement owed to the executive for reasonable business expenses incurred through the date of termination, (ii) in the case of termination by the Company without Cause or by the executive for Good Reason, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 24 months after the termination date, (c) on the first and second anniversaries of the termination date, the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus (this amount is paid as a lump sum within 90 days of the termination date if the termination is in connection with a Change in Control) and (d) the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, (iii) in the case of termination by the Company without Cause (which occurred effective July 12, 2020) or Dr. Medel for Good Reason, in either case within 24 months following a Change in Control: (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 36 months after the termination date, (c) within 90 days following such termination, an amount equal to three times the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus, and (iv) in the case of termination by the Company on account of the executive’s Disability, continuation of base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, and (v) in the case of termination by the executive due to executive’s Poor Health or Death, the executive’s base salary through the termination date, the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated plus any reimbursement owed to the executive for reasonable business expenses incurred through the date of termination.

(2)

Cash severance includes: (i) in the case of termination by the Company without Cause, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 24 months after the termination date, (c) the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, and (d) the executive’s

“average annual performance bonus” (as defined in the executive’s Employment Agreement), (ii) in the case of termination by the Executive for Good Reason, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 18 months after the termination date (24 months in the case of Good Reason termination following a Change in Control, each as defined in the Executive’s Employment Agreement), (c) an amount equal to 1.5 times the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement), and (d) the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, and (iii) in the case of termination by the Company on account of the executive’s Disability, the Company will pay the executive his base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, and (iv) in the case of termination by the executive due to the executive’s Poor Health or Death, the executive’s base salary through the termination date, plus any reimbursement owed to the executive for reasonable business expenses incurred through the date of termination and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated.
(3)

Cash severance includes: (i) in the case of termination of Mr. Clark or Mr. Andreano by the Company without Cause or by the executive for Good Reason (in the case of Mr. Andreano), (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 18 months after the termination date, (c) the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, and (d) the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement), (ii) in the case of Mr. Andreano’s termination by the Company on account of his Disability, the Company will pay his base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to him for the fiscal year if he had not been terminated, and (iii) in the case of termination of Mr. Andreano by himself due to his Poor Health or Death, his base salary through the termination date, plus any reimbursement owed to Mr. Andreano for reasonable business expenses incurred through the date of termination and the actual performance bonus, on a pro rata basis, that would have been payable to him for the fiscal year if he had not been terminated.

(4)

Cash severance includes: (i) in the case of termination by the Company without Cause or by the Executive for Good Reason, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 12 months after the termination date, (c) the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, and (d) the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, (ii) in the case of termination by the Company on account of the executive’s Disability, the Company will pay the executive his base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated, and (iii) in the case of termination by the executive due to the executive’s Poor Health or Death, the executive’s base salary through the termination date, plus any reimbursement owed to the executive for reasonable business expenses incurred through the date of termination and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated.

(5)

This amount reflects the value of the executive’s unvested restricted stock as of December 31, 2019 that would continue to vest until fully vested if a specified termination event had occurred on December 31, 2019. In the case of a Change in Control, the vesting of such unvested restricted stock is immediate whether or not the executive’s employment is terminated.

(6)

If Dr. Medel’s employment is terminated for any reason (which occurred effective July 12, 2020), the Company will reimburse Dr. Medel for mutually agreed upon lease space and reasonable wages to an administrative assistant for two years from his date of termination. This amount represents the approximate cost of lease space and reasonable wages to an administrative assistant for two years.

(7)	This amount reflects the value of the executive’s unvested restricted stock as of December 31, 2019 that would vest if a specified termination event had occurred on December 31, 2019.
(8)

This amount reflects the value of the executive’s unvested restricted stock as of December 31, 2019 that would continue to vest until fully vested if a specified termination event had occurred on December 31, 2019. Other than as determined by the Compensation Committee for any particular grant, in the case of a Change in Control, the vesting of such unvested restricted stock is immediate in the case of termination by the Company without Cause or by the executive for Good Reason following a Change in Control, or in the event that termination by the executive for Good Reason related to certain triggering events following a Change in Control occurs within the 24-month period of a Change in Control, any unvested restricted stock will automatically vest.

(9)

This amount reflects the value of the executive’s unvested restricted stock as of December 31, 2019 that would continue to vest until fully vested if a specified termination event had occurred on December 31, 2019. Other than as determined by the Compensation Committee for any particular grant, in the case of a Change in Control, the vesting of such unvested restricted stock is immediate in the case of termination by the Company without Cause or by the executive for Good Reason following a Change in Control, or in the event that termination by the executive for Good Reason related to certain triggering events following a Change in Control occurs within the 12-month period of a Change in Control, any unvested restricted stock will automatically vest. If the executive is terminated for Cause, then the Company will continue to pay the executive his base salary through the termination date plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination.

CHIEF EXECUTIVE OFFICER PAY RATIO

Our former CEO’s annual total compensation for 2019 was $8,066,275, as reflected in the Summary Compensation Table included in this Proxy Statement. The calculation of annual total compensation of all employees, excluding our former CEO, as of December 31, 2019 was determined using 2019 W-2 compensation, on an annualized basis for full-time employees who were not employed by us for all of 2019. Our median employee’s annual total compensation for 2019 was $98,094. As a result, we estimate that our former CEO’s 2019 annual total compensation was approximately 82 times that of our median employee.

CHIEF EXECUTIVE OFFICER TRANSITION

Retirement of Dr. Medel as Chief Executive Officer

On July 12, 2020, Dr. Medel retired from his capacity as Chief Executive Officer, effective immediately. Dr. Medel will continue to serve as a non-employee member of the Board until the 2021 Annual Meeting. In addition, Dr. Medel will serve as a consultant to the Company pursuant to a Consulting Agreement entered into with a wholly-owned subsidiary of the Company, for up to a twelve-month term (the “Consulting Agreement”), for which he will receive a monthly fee of $177,083.33. In the event that the wholly-owned subsidiary of the Company terminates the Consulting Agreement prior to the end of such twelve-month term, other than for material breach by Dr. Medel, Dr. Medel will receive a lump sum payment equal to the unpaid fees for each month remaining in the term.

Dr. Medel’s retirement is a termination by the Company without “Cause” (as defined in his Employment Agreement) and Dr. Medel will receive the applicable severance benefits provided under his Employment Agreement, as described above, in consideration for, among other things, his compliance with certain restrictive covenants and a typical release of claims. In addition, upon the earlier of (i) completion of the twelve-month term of the Consulting Agreement or (ii) termination of the Consulting Agreement by the wholly-owned subsidiary of the Company for any reason other than material breach by Dr. Medel, any outstanding unvested restricted shares granted to Dr. Medel prior to his retirement will fully vest as of such date instead of continuing to vest until fully vested, as provided for in his Employment Agreement.

Appointment of Mr. Ordan as Chief Executive Officer

On July 12, 2020, Mr. Ordan was appointed as Chief Executive Officer of the Company, and Mr. Ordan and a wholly-owned subsidiary of the Company entered into an employment agreement (the “Ordan Employment Agreement”). Pursuant to the Ordan Employment Agreement, Mr. Ordan is to receive, among other things and subject to certain exceptions and conditions set forth therein, (i) an annual base salary of $1 million (prorated for 2020); (ii) a one-time payment in 2020 equal to $250,000 for developing a strategic plan for the Company’s transformation; (iii) a target annual incentive bonus equal to 150% of his annual base salary (prorated and payable at target for 2020) based on performance metrics to be determined annually by the Compensation Committee; (iv) a one-time restricted stock grant under the 2008 Plan with a fair value equal to $2 million, which must be held until the earlier of (x) the fifth anniversary of the grant date and (y) the date of the closing of a change in control, subject to certain exceptions set forth in the Ordan Employment Agreement in the event of termination; (v) a one-time performance stock option grant under the 2008 Plan with a fair value equal to $3 million, a three-year term (with an additional 90 day exercise period), requiring a minimum of one year of service and with performance vesting as follows: (a) 175,747 shares are exercisable if and when the Company’s common stock price closes at $22 per share (or above) for any 40 consecutive trading days before the third anniversary of the grant date (“Performance End Date”); (b) 181,160 shares are exercisable if and when the Company’s common stock price closes at $25 per share (or above) for any 40 consecutive trading days before Performance End Date; and (c) 193,424 shares are exercisable if and when the Company’s common stock price closes at $29 per share (or above) for any 40 consecutive trading days before Performance End Date; (vi) an equity grant in 2021 and future years with a fair value equal to $3.5 million based on performance metrics to be determined annually by the Compensation Committee; (vii) benefits and perquisites consistent with those provided to other senior executive officers of the Company; (viii) customary non-competition, non-solicitation, non-disparagement and confidentiality provisions; (ix) severance for a termination without “cause” or for “good reason” equal to two times Mr. Ordan’s base salary, plus two times the greater of Mr. Ordan’s target annual performance bonus or his average annual performance bonus for the three prior years, plus a pro rata bonus for the year of termination based on actual performance and the acceleration of certain equity awards and certain other benefits; and (x) severance upon termination in connection with a change in control equal to three times Mr. Ordan’s base salary, plus three times the greater of Mr. Ordan’s target annual performance bonus or his average annual performance bonus for the three prior years, plus a pro rata bonus for the year of termination based on actual performance and the acceleration of certain equity awards and certain other benefits.

DIRECTOR COMPENSATION

Each non-employee Director receives the following compensation for their service: (i) an annual retainer fee of $65,000, payable quarterly, (ii) an annual fee of $7,500 for attendance at meetings, payable quarterly, (iii) an additional annual retainer fee of $50,000, payable quarterly, for the Chair of the Board of Directors and an additional annual retainer fee of $25,000, payable quarterly, for the Lead Independent Director, (iv) an additional annual retainer fee of $20,000, payable quarterly, for the chair of the Audit Committee, and (v) an additional annual retainer fee of $10,000 per committee, payable quarterly, for the chair of any committee of the Board of Directors other than the Audit Committee. In addition, each year, each non-employee Director is granted restricted stock with a grant date fair value of $127,500, vesting in equal annual increments over a three-year period commencing on the anniversary of the date of grant.

The Board of Directors’ policy for awarding restricted stock also applies to each non-employee Director upon his or her initial election or appointment to the Board of Directors. The grant date fair value of the award will be $200,000 with a three-year vesting period. We provide grants of equity to our Directors because we believe that it helps foster a long-term perspective and aligns our Directors’ interests with that of our shareholders. All non-management members of the Board of Directors are required to own MEDNAX common stock worth three times their annual base cash retainer fee. MEDNAX also reimburses all of its Directors for out-of-pocket expenses incurred in connection with the rendering of services as a Director.

Due to the impacts of COVID-19 on the Company’s business, in March 2020, the Board of Directors agreed to forego their annual cash retainer and cash meeting payments, until further notice. In July 2020, the Board of Directors reinstated their annual cash retainer and cash meeting payments following the stabilization of the Company’s business during the COVID-19 pandemic.

The following table includes all non-employee Directors who served in 2019. Dr. Medel, our former Chief Executive Officer, did not earn additional income for his service as a Director in 2019.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total Compensation
Cesar L. Alvarez	$122,500	$127,505	$250,005
Manuel Kadre	$107,500	$127,505	$235,005
Karey D. Barker	$72,500	$127,505	$200,005
Waldemar A. Carlo, M.D.	$82,500	$127,505	$210,005
Michael B. Fernandez	$72,500	$127,505	$200,005
Paul G. Gabos	$92,500	$127,505	$220,005
Pascal J. Goldschmidt, M.D.	$76,236	$127,505	$203,741
Carlos A. Migoya (3)	$45,412	$200,004	$245,416
Michael A. Rucker (3)	$45,412	$200,004	$245,416
Enrique J. Sosa, Ph.D.	$78,764	$127,505	$206,269

(1)	This column reports the amount of cash compensation earned in 2019 for Board and committee service.
(2)

The amounts in this column reflect the grant-date fair value of the restricted stock awards, calculated in accordance with the FASB Accounting Standards Codification (ASC) Topic 718, but excluding the impact of estimated forfeitures. The following Directors had outstanding stock option awards and restricted stock awards, respectively, at the end of fiscal year 2019: Mr. Alvarez (18,202 and 6,029), Mr. Kadre (-0- and 6,029), Ms. Barker (-0- and 6,029), Dr. Carlo (18,202 and 6,029), Mr. Fernandez (-0- and 6,029), Mr. Gabos (18,202 and 6,029), Dr. Goldschmidt (-0- and 6,029), Mr. Migoya (-0- and 7,345), Mr. Rucker (-0- and 7,345) and Dr. Sosa (18,202 and 6,029). For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 15, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 20, 2020.

(3)	Elected to the Company’s Board of Directors in May 2019.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEDNAX’s Directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports filed with the SEC, the absence of a Form 3, 4 or 5, or representations from certain reporting persons that no Forms 5 were required, MEDNAX believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2019, with the exception of initial restricted stock grants for Messrs. Rucker and Migoya following their appointment to the Company’s Board of Directors, which were disclosed in Form 3 filings, two days after the deadline to disclose the grants on Form 4.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of common stock of MEDNAX as of July 15, 2020, for the following:

•	Each person known to us to be a beneficial owner of more than 5% of our outstanding shares of common stock;

•	Each of our Directors;

•	Our Chief Executive Officer and our other NEOs; and

•	All of our Directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(2)
	Shares	Percent
BlackRock, Inc.(3)	9,825,984	11.5%
Starboard Value LP(4)	8,450,000	9.9%
The Vanguard Group, Inc.(5)	7,493,058	8.8%
ArrowMark Colorado Holdings, LLC(6)	5,352,519	6.3%
Dimensional Fund Advisors LP(7)	5,005,995	5.9%
Roger J. Medel, M.D.(8)	1,690,232	2.0%
Karey D. Barker(9)	17,778	*
Waldemar A. Carlo, M.D.(10)	40,082	*
Paul G. Gabos(11)	32,593	*
Manuel Kadre(12)	124,313	*
Thomas A. McEachin(13)	11,956	*
Mark S. Ordan(14)	65,567	*
Michael A. Rucker(15)	15,462	*
Guy P. Sansone(16)	25,631	*
John M. Starcher, Jr.(17)	11,947	*
Shirley A. Weis(18)	12,338	*
Stephen D. Farber(19)	278,027	*
Dominic J. Andreano(20)	75,708	*
John C. Pepia(21)	110,449	*
Joseph M. Calabro(22)	414,679	*
David A. Clark(23)	123,032	*
All Directors and executive officers as a group (17 persons)(24)	3,131,748	3.7%

*	Less than one percent

(1)

Unless otherwise specified, the address of each of the beneficial owners identified is c/o MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323. Each holder is a beneficial owner of common stock of MEDNAX.

(2)

Based on 85,505,766 shares of common stock issued and outstanding as of July 15, 2020. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual or entity has the right to acquire within 60 days of July 15, 2020, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each individual or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)

BlackRock, Inc. has sole voting power over 9,628,884 shares and sole dispositive power over 9,825,984 shares. This information is based on a Schedule 13G/A filed with the SEC on July 10, 2020. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055. Reported ownership includes shares held by subsidiaries listed in the filing.

(4)

Starboard Value LP has sole voting and dispositive power over 8,450,000 shares. Starboard Value LP is an investment manager for Starboard Value and Opportunity Master Fund Ltd. and Starboard Value and Opportunity C LP, Starboard Value and Opportunity Master Fund L LP and the Starboard Value LP Account and the manager of Starboard Value and Opportunity S LLC. This information is based on a Schedule 13D/A filed with the SEC on July 13, 2020. Starboard Value LP’s address is 777 Third Avenue, 18th Floor, New York, New York 10017.

(5)

The Vanguard Group, Inc. has sole voting power over 43,481 shares, shared voting power over 13,603 shares, sole dispositive power over 7,447,532 shares and shared dispositive power over 45,526 shares. This information is based on a Schedule 13G filed with the SEC on February 12, 2020. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Reported ownership includes shares held by subsidiaries listed in the filing.

(6)

ArrowMark Colorado Holdings, LLC has sole voting and dispositive power over 5,352,519 shares. This information is based on a Schedule 13G filed with the SEC on February 14, 2020. ArrowMark Colorado Holdings, LLC’s address is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(7)

Dimensional Fund Advisors LP has sole voting power over 4,887,752 shares and sole dispositive power over 5,005,995 shares. The Dimensional Fund Advisors LP is an investment adviser in accordance with Rule 13d 1(b)(1)(ii)(E) and serves as an investment manager or sub-adviser to investment companies, trusts and accounts, collectively referred to as the “Funds”. In such role, Dimensional Fund Advisors LP or its subsidiaries may be deemed to be the beneficial owner of the shares held by the Funds. This information is based on a Schedule 13G filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)

Includes (i) 1,294,617 shares of common stock directly owned; and (ii) 395,615 shares of unvested performance shares and restricted stock which Dr. Medel presently has the power to vote. Reflects a private gift of 14,380 shares of common stock made by Dr. Medel in 2015 that was not previously reported.

(9)	Includes (i) 9,812 shares of common stock directly owned; and (ii) 7,966 shares of unvested restricted stock which Ms. Barker presently has the power to vote.
(10)

Includes (i) 23,836 shares of common stock directly owned; (ii) 8,280 shares of common stock subject to options exercisable within 60 days of July 15, 2020; and (iii) 7,966 shares of unvested restricted stock which Dr. Carlo presently has the power to vote.

(11)

Includes (i) 16,347 shares of common stock directly owned; (ii) 8,280 shares of common stock subject to options exercisable within 60 days of July 15, 2020; and (iii) 7,966 shares of unvested restricted stock which Mr. Gabos presently has the power to vote.

(12)	Includes (i) 116,347 shares of common stock directly owned; and (ii) 7,966 shares of unvested restricted stock which Mr. Kadre presently has the power to vote.
(13)	Includes (i) 625 shares of common stock directly owned by Mr. McEachin; and (ii) 11,331 shares of unvested restricted stock which Mr. McEachin presently has the power to vote.
(14)	Includes 65,567 shares of common stock directly owned by Mr. Ordan.
(15)	Includes (i) 5,849 shares of common stock directly owned; and (ii) 9,613 shares of unvested restricted stock which Mr. Rucker presently has the power to vote.
(16)	Includes (i) 14,300 shares of common stock directly owned by Mr. Sansone; and (ii) 11,331 shares of unvested restricted stock which Mr. Sansone presently has the power to vote.
(17)	Includes (i) 616 shares of common stock directly owned by Mr. Starcher, Jr.; and (ii) 11,331 shares of unvested restricted stock which Mr. Starcher, Jr. presently has the power to vote.
(18)	Includes (i) 1,007 shares of common stock directly owned by Ms. Weis; and (ii) 11,331 shares of unvested restricted stock which Ms. Weis presently has the power to vote.
(19)	Includes 278,027 shares of common stock directly owned by Mr. Farber.
(20)	Includes (i) 74,366 shares of common stock directly owned by Mr. Andreano; and (ii) 1,342 shares of common stock directly owned that were acquired through the Company’s Employee Stock Purchase Plan.
(21)

Includes (i) 24,001 shares of common stock directly owned; (ii) 11,043 shares of common stock directly owned that were acquired through the Company’s Employee Stock Purchase Plan; and (iii) 75,405 shares of unvested performance shares and restricted stock which Mr. Pepia presently has the power to vote.

(22)

Includes (i) 311,436 shares of common stock directly owned; and (ii) 103,243 shares of unvested performance shares and restricted stock which Mr. Calabro presently has the power to vote. This information is based on a Form 4 filed with the SEC on June 4, 2019.

(23)	Includes 123,032 shares of common stock directly owned by Mr. Clark. This information is based on a Form 4 filed with the SEC on December 13, 2019.
(24)

Includes (i) 2,441,739 shares of common stock directly owned; (ii) 12,385 shares of common stock directly owned that were acquired through the Company’s Employee Stock Purchase Plan, (iii) 16,560 shares of common stock subject to options exercisable within 60 days of July 15, 2020; and (iv) 661,064 shares of unvested performance shares and restricted stock which certain executive officers and directors presently have the power to vote.

INDEPENDENT AUDITORS

Independent Auditors

MEDNAX’s independent auditor for the year ended December 31, 2019 was the firm of PricewaterhouseCoopers LLP. Subject to shareholder ratification at the Company’s 2020 Annual Meeting of Shareholders, the Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform audit services for MEDNAX in 2020. MEDNAX expects that representatives of PricewaterhouseCoopers LLP will virtually attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by PricewaterhouseCoopers LLP for the indicated services rendered during fiscal years 2019 and 2018 were as follows:

Audit Fees

PricewaterhouseCoopers LLP billed MEDNAX $1,948,500, in the aggregate, for professional services for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2019, reviews of MEDNAX’s interim consolidated financial statements, which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2019, the statutory audit of MEDNAX’s wholly owned captive insurance subsidiary and the review of certain SEC filings. During 2018, billed MEDNAX $1,762,000, in the aggregate, for professional services for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2018, reviews of MEDNAX’s interim consolidated financial statements, which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2018, the statutory audit of MEDNAX’s wholly owned captive insurance subsidiary and the review of certain SEC filings.

Audit-Related Fees

PricewaterhouseCoopers LLP did not bill MEDNAX for any audit-related fees in 2019 or 2018.

Tax Fees

PricewaterhouseCoopers LLP did not bill MEDNAX for any tax services in 2019 or 2018.

All Other Fees

In 2019, PricewaterhouseCoopers LLP billed MEDNAX $928,000 for transaction related expenses related to the divestiture of the Company’s management services organization and $25,000 for the review of an offering memorandum and the related issuance of a comfort letter. In 2018, PricewaterhouseCoopers LLP billed MEDNAX $100,000 for the review of an offering memorandum and the related issuance of a comfort letter, as well as $250,000 for a portion of the engagement related to a carve-out audit of one of the Company’s subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee is required to review and approve the proposed retention of independent auditors to perform any proposed auditing and non-auditing services as outlined in its charter. The Audit Committee has not established policies and procedures separate from its charter concerning the pre-approval of auditing and non-auditing related services. As required by Section 10A of the Exchange Act, our Audit Committee has authorized all auditing and non-auditing services provided by PricewaterhouseCoopers LLP during 2019 and 2018 and the fees paid for such services.

PROPOSAL 2: APPROVAL OF THE ARTICLES OF AMENDMENT TO MEDNAX, INC.’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CHANGE THE COMPANY’S NAME TO “PEDIATRIX MEDICAL GROUP, INC.”

On July 22, 2020, the Board of Directors unanimously adopted resolutions approving, subject to shareholder approval, a change of the Company’s name from “MEDNAX, Inc.” to “Pediatrix Medical Group, Inc.” A copy of the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to be filed with the Secretary of State of the State of Florida is attached hereto as Appendix A.

Reasons for the Amendment

In connection with the Company’s announcement of its intent to divest its MEDNAX Radiology Solutions medical group, and the recent sale of its anesthesia medical group, the Board of Directors and management desire to change the Company’s name to “Pediatrix Medical Group, Inc.” to more accurately represent the women’s and children’s medical service lines that the Board of Directors and management currently believe will comprise the Company’s future business. Although the Company is currently proceeding with this proposal, there is no guarantee that the Company will be able to divest of its MEDNAX Radiology Solutions medical group.

Effect of the Amendment

If approved by our shareholders, the Company expects to file Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, with the Secretary of State of the State of Florida to change the Company’s name to “Pediatrix Medical Group, Inc.” and the change of the Company’s name will become effective as of the date of such filing. The change of the Company’s name will not in any way affect the voting or other rights that accompany the Company’s common stock, or the validity or transferability of stock certificates currently outstanding. The Company is not requiring a mandatory exchange of stock certificates. Shareholders may transmit their stock certificates to Computershare, the Company’s transfer agent, at Computershare Investor Services, P.O. Box 505005, Louisville, KY 40233-5005, in exchange for a new certificate reflecting the Company’s new name. Service charges may be payable by any holder who chooses to exchange stock certificates. Shareholders who determine not to exchange their stock certificate at this time, will receive a new certificate reflecting the Company’s new name upon any future sale or transfer of the Company’s stock to which they are a party. The Company’s ticker symbol on the New York Stock Exchange, “MD”, will not change.

Vote Required; Recommendation of the Board of Directors

Assuming the existence of a quorum, this Proposal 2 will be approved if the number of shares of our common stock voted in favor of this proposal exceeds the number of shares of our common stock voted in opposition to this proposal. Proxies will be voted “FOR” approval of this Proposal 2 absent contrary instructions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO CHANGE THE COMPANY’S NAME TO “PEDIATRIX MEDICAL GROUP, INC.”

PROPOSAL 3: APPROVAL OF THE ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF MEDNAX SERVICES, INC., A SUBSIDIARY OF THE COMPANY, TO CHANGE ITS NAME TO “PMG SERVICES, INC.”

On July 22, 2020, the Board of Directors of the Company and MEDNAX Services, Inc. unanimously adopted resolutions approving, subject to shareholder approval, a change of the name of our subsidiary, “MEDNAX Services, Inc.” to “PMG Services, Inc.” A copy of the Articles of Amendment to MEDNAX Services, Inc.’s Amended and Restated Articles of Incorporation, as amended, to be filed with the Secretary of State of the State of Florida is attached hereto as Appendix B.

Reasons for the Amendment

In connection with Proposal No. 2 to change the Company’s name to Pediatrix Medical Group, Inc., if approved by our shareholders, the Board of Directors desires to also change the name of one of the Company’s operating subsidiaries, MEDNAX Services, Inc., to “PMG Services, Inc.” to more closely align this subsidiary’s name with the new name of the Company, in the event that Proposal 2 is approved by our shareholders.

The Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., states that, pursuant to Section 607.11045 of the Florida Business Corporation Act, any act or transaction by or involving MEDNAX Services, Inc. which requires the approval of the shareholders of MEDNAX Services, Inc. will also require the approval of the shareholders of the Company.

Effect of the Amendment

If approved by our shareholders, the Company expects to file Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc. with the Secretary of State of the State of Florida to change the subsidiary’s name to “PMG Services, Inc.” and the change of the subsidiary’s name will become effective as of the date of such filing. The change of this subsidiary’s name will not in any way affect the voting or other rights that accompany the Company’s common stock.

Vote Required; Recommendation of the Board of Directors

Assuming the existence of a quorum, this Proposal 3 will be approved if the number of shares of our common stock voted in favor of this proposal exceeds the number of shares of our common stock voted in opposition to this proposal. Proxies will be voted “FOR” approval of this Proposal 3 absent contrary instructions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO CHANGE THE NAME OF MEDNAX SERVICES, INC., A SUBSIDIARY OF THE COMPANY, TO “PMG SERVICES, INC.”

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the 2020 fiscal year. PricewaterhouseCoopers LLP was our independent auditor for the fiscal year ended December 31, 2019. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year absent contrary instructions.

MEDNAX’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR.

PROPOSAL 5: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, MEDNAX is providing its shareholders the opportunity to cast a non-binding advisory vote “FOR” or “AGAINST” the compensation paid to named executive officers in 2019 as disclosed and described in the “Executive Compensation: Compensation Discussion and Analysis” section of this Proxy Statement, including the section entitled “Overview of the Executive Compensation Program,” the compensation tables and the narrative disclosures that accompany the compensation tables.

As described in detail in our “Executive Compensation: Compensation Discussion and Analysis” section of this Proxy Statement, the compensation tables and related narrative discussion, the compensation of executive officers is designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as performance-based cash incentives and equity-based compensation comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of equity-based compensation is designed to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and retention of our named executive officers. The introduction of performance shares with rigorous financial goals in 2014 and the continued use of such awards since that time and in 2019 further aligns executive pay with Company performance and our clawback policy, required minimum share ownership for our executive officers and enhanced anti-hedging policies further align executive compensation with our shareholders’ long-term interests.

The Compensation Committee, which was significantly refreshed in July 2020, is committed to enhancing our performance-based compensation program to further align our executive compensation with value creation for our shareholders, which was demonstrated in the recent hiring of Mr. Ordan, a significant portion of whose equity compensation is specifically tied to stock-price appreciation.

Shareholders are urged to read the section entitled “Executive Compensation: Compensation Discussion and Analysis,” which discusses our executive compensation programs in detail, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2019 Annual Report that accompanies this Proxy Statement.

Accordingly, MEDNAX requests your approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated under the Securities Act, including the section entitled “Executive Compensation: Compensation Discussion and Analysis,” compensation tables and related narrative discussion, is hereby APPROVED.

MEDNAX’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO ITS NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND DESCRIBED IN THE SECTION ENTITLED “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS,” INCLUDING THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION.

Although the vote is non-binding and advisory, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent in accordance with the recommendation of MEDNAX’s Board of Directors.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (without exhibits or documents incorporated by reference therein) are available without charge to shareholders upon written request to Investor Relations at 1301 Concord Terrace, Sunrise, Florida 33323, by calling (954) 384-0175 or via the Internet at www.mednax.com.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

As more specifically provided in our Articles of Incorporation, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote who has delivered proper notice to us, together with the information required by our Articles of Incorporation, not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year’s notice of annual meeting. Accordingly, any shareholder proposal to be considered at the 2021 Annual Meeting of Shareholders must be properly submitted to us on or before March 30, 2021, but not earlier than January 29, 2021 or such proposal will be considered untimely. A copy of the provision of MEDNAX’s Articles of Incorporation relating to shareholder nominations is available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323. These requirements are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our Proxy Statement for the 2021 Annual Meeting of Shareholders.

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2021 Annual Shareholders’ Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and MEDNAX’s Articles of Incorporation. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Secretary, at the address noted above, not later than March 30, 2021.

APPENDIX A: ARTICLES OF AMENDMENT TO MEDNAX, INC.’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CHANGE THE COMPANY’S NAME TO “PEDIATRIX MEDICAL GROUP, INC.”

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

OF

MEDNAX, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act (the “Act”) and the Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), of MEDNAX, Inc., a Florida corporation (the “Corporation”), the Corporation adopts the following amendment to the Articles of Incorporation.

FIRST:    The name of the Corporation is MEDNAX, Inc. The Document Number of the Corporation is P07000111880.

SECOND:    The amendment to the Articles of Incorporation of the Corporation reflected herein was duly adopted by the Board of Directors and the shareholders of the Corporation on July 22, 2020 and September [9], 2020, respectively, and the number of votes cast for the amendment was sufficient for approval.

THIRD:     The Articles of Incorporation shall provide as follows:

***

ARTICLE I

The name of the Corporation is “Pediatrix Medical Group, Inc.” (hereinafter called the “Corporation”).

[Signature Page to Follow]

Executed on this         day of                     , 2020.

MEDNAX, INC. a Florida corporation

By:
Name:
Title:

[Signature Page to Articles of Amendment (MEDNAX)]

APPENDIX B: ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF MEDNAX SERVICES, INC., A SUBSIDIARY OF THE COMPANY, TO CHANGE ITS NAME TO “PMG SERVICES, INC.”

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED,

OF

MEDNAX SERVICES, INC.

Pursuant to Sections 607.1006 and 607.11045 of the Florida Business Corporation Act (the “Act”) and the Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), of MEDNAX Services, Inc., a Florida corporation (the “Corporation”), the Corporation hereby adopts the following amendment to the Articles of Incorporation.

FIRST:    The name of the Corporation is MEDNAX Services, Inc. The Document Number of the Corporation is S58355.

SECOND:    The amendment to the Articles of Incorporation of the Corporation reflected herein was duly adopted by the Board of Directors of the Corporation and the shareholders of MEDNAX, Inc. on July 22, 2020 and September [9], 2020, respectively, and the number of votes cast for the amendment was sufficient for approval.

THIRD:     The Articles of Incorporation shall provide as follows:

***

ARTICLE I

The name of the Corporation is “PMG Services, Inc.” (hereinafter called the “Corporation”).

[Signature Page to Follow]

Executed on this         day of                     , 2020.

MEDNAX SERVICES, INC. a Florida corporation

By:
Name:
Title:

[Signature Page to Articles of Amendment (MEDNAX Services)]

1301 Concord Terrace

Sunrise, Florida 33323-2825

MEDNAX, INC.

1301 CONCORD TERRACE

SUNRISE, FL 33323-2825

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 8, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MD2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 8, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D21551-Z77956-Z77952	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEDNAX, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees:
	01) Karey D. Barker	07) Mark S. Ordan
	02) Waldemar A. Carlo, M.D.	08) Michael A. Rucker
	03) Paul G. Gabos	09) Guy P. Sansone
	04) Manuel Kadre	10) John M. Starcher, Jr.
	05) Thomas A. McEachin	11) Shirley A. Weis
06) Roger J. Medel, M.D.

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Proposal to approve the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX, Inc. to change the Company’s name to “Pediatrix Medical Group, Inc.”	☐	☐	☐

3.	Proposal to approve the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of MEDNAX Services, Inc., a subsidiary of the Company, to change its name to “PMG Services, Inc.”	☐	☐	☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐

5.	Proposal to approve, by non-binding advisory vote, the compensation of our named executive officers for the 2019 fiscal year.	☐	☐	☐

	Yes	No

Please indicate if you plan to virtually attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D21552-Z77956-Z77952

MEDNAX, INC.

Annual Meeting of Shareholders

September 9, 2020 10:30 AM ET

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mark S. Ordan, Dominic J. Andreano and Stephen D. Farber, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and upon such other business as may properly come before the meeting, all of the shares of Common Stock of MEDNAX, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM, ET, on September 9, 2020, virtually via the Internet by visiting www.virtualshareholdermeeting.com/MD2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side